Exhibit 4.01
[Published CUSIP Number                                         ]
CREDIT AGREEMENT
Dated as of February 29, 2008
among
EMS TECHNOLOGIES, INC. AND EMS TECHNOLOGIES CANADA, LTD.,
as the Borrowers,
CERTAIN DOMESTIC AND CANADIAN SUBSIDIARIES OF THE BORROWERS
FROM TIME TO TIME PARTY HERETO,
as the Guarantors,
BANK OF AMERICA, NATIONAL ASSOCIATION,
as Domestic Administrative Agent and Domestic L/C Issuer,
BANK OF AMERICA, NATIONAL ASSOCIATION, acting through its Canada branch as Canadian Administrative Agent and Canadian L/C Issuer,
and
THE OTHER LENDERS PARTY HERETO
BANC OF AMERICA SECURITIES LLC
as Sole Lead Arranger and Sole Book Manager
SUNTRUST BANK
as Syndication Agent
and
WACHOVIA BANK, N.A.
as Documentation Agent

i

(continued)

(continued)

(continued)
SCHEDULES

1.01	(a)	Existing Canadian Letters of Credit
1.01	(b)	Existing Domestic Letters of Credit
1.01	(c)	Mandatory Cost Formulae
2.01		Commitments and Applicable Percentages
6.12		Insurance
6.13		Subsidiaries
6.17		Intellectual Property
6.20	(a)	Real Property Locations
6.20	(b)	Canadian Personal Property Locations and Chief Executive Offices
6.20	(c)	Legal Name, Change in Jurisdiction of Formation, Structure
7.16		Material Foreign Subsidiaries
8.01		Existing Liens
8.02		Existing Investments
8.03		Existing Indebtedness
11.02		Certain Addresses for Notices
EXHIBITS

2.02		Form of Loan Notice
2.10(a	)(i)	Domestic Revolving Note
2.10(a)(ii)		Canadian Revolving Note
7.02		Compliance Certificate
7.12	(a)	Form of Domestic Joinder Agreement
7.12	(b)	Form of Canadian Joinder Agreement
11.06		Form of Assignment and Assumption

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into as of February 29, 2008, among EMS TECHNOLOGIES, INC., a Georgia corporation (“EMS”), EMS TECHNOLOGIES CANADA, LTD., a Canadian federal corporation (the “Canadian Borrower”; together with EMS, the “Borrowers”), the Guarantors (as defined herein), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, NATIONAL ASSOCIATION, as Domestic Administrative Agent and Domestic L/C Issuer, and BANK OF AMERICA, NATIONAL ASSOCIATION acting through its Canada branch, as Canadian Administrative Agent and Canadian L/C Issuer.
     The Borrowers have requested that the Lenders provide credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms.
     As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the Property of another Person, or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.
     “Administrative Agent” means the Domestic Administrative Agent or the Canadian Administrative Agent, or both, as appropriate.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Domestic Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Canadian Revolving Commitments” means the Canadian Revolving Commitments of all Canadian Lenders. The initial amount of the Aggregate Canadian Revolving Commitments in effect on the Closing Date is FIFTEEN MILLION DOLLARS (US$15,000,000).
     “Aggregate Commitments” means the Aggregate Canadian Revolving Commitments and the Aggregate Domestic Revolving Commitments of all Lenders.
     “Aggregate Domestic Revolving Commitments” means the Domestic Revolving Commitments of all Domestic Lenders. The initial amount of the Aggregate Domestic Revolving Commitments in effect on the Closing Date is SIXTY MILLION DOLLARS (US$60,000,000).

     “Agreement” means this Credit Agreement.
     “Alternative Currency” means (a) with respect to the Canadian Revolving Commitments, U.S. Dollars, Euros and Sterling and (b) with respect to Domestic Revolving Commitments, Euros and Sterling.
     “Alternative Currency Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Domestic Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the applicable Revaluation Date) for the purchase of such Alternative Currency with U.S. Dollars and (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Canadian Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the applicable Revaluation Date) for the purchase of such Alternative Currency with Canadian Dollars.
     “Applicable Percentage” means (a) with respect to any Domestic Lender at any time, the percentage of the Aggregate Domestic Revolving Commitments represented by such Domestic Lender’s Domestic Revolving Commitment at such time (if the commitment of each Domestic Lender to make Domestic Revolving Loans and the obligation of the Domestic L/C Issuer to make Domestic L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Domestic Revolving Commitments have expired, then the Applicable Percentage of each Domestic Lender shall be determined based on the Applicable Percentage of such Domestic Lender most recently in effect, giving effect to any subsequent assignments), and (b) with respect to any Canadian Lender at any time, the percentage of the Aggregate Canadian Revolving Commitments represented by such Canadian Lender’s Canadian Revolving Commitment at such time (if the commitment of each Canadian Lender to make Canadian Revolving Loans and the obligation of the Canadian L/C Issuer to make Canadian L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Canadian Revolving Commitments have expired, then the Applicable Percentage of each Canadian Lender shall be determined based on the Applicable Percentage of such Canadian Lender most recently in effect, giving effect to any subsequent assignments). The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Domestic Administrative Agent pursuant to Section 7.02(b):

			Eurodollar Rate
			Loans, Domestic
			Letter of Credit Fee
Pricing	Consolidated	Commitment	and Canadian	Base Rate
Tier	Leverage Ratio	Fees	Letter of Credit Fee	Loans
1	≥ 2.50:1.00	0.50%	2.75%	1.75%
2	≥ 2.00:1.0 < 2.50:1.00	0.375%	2.50%	1.50%
3	≥ 1.50:1.0 < 2.00:1.00	0.375%	2.00%	1.00%
4	≥ 1.00:1.0 < 1.50:1.00	0.35%	1.75%	0.75%
5	< 1.00:1.00	0.30%	1.50%	0.50%
     Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance

Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(b), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. Notwithstanding the foregoing, the Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the fiscal quarter ending March 31, 2008 shall be determined based upon Pricing Tier 5.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b), and accepted by the Domestic Administrative Agent), in substantially the form of Exhibit 11.06 or any other form approved by the Domestic Administrative Agent.
     “Attributable Indebtedness” means on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Domestic Administrative Agent in its reasonable judgment.
     “Audited Financial Statements” means the audited consolidated and consolidating balance sheet of EMS and its Subsidiaries for the fiscal year ended December 31, 2006 and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year of EMS and its Subsidiaries, including the notes thereto.
     “Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
     “Bank of America” means Bank of America, National Association and its successors.
     “BAS” means Banc of America Securities LLC.
     “Base Rate” means
     (a) in the case of Domestic Revolving Loans, for any day a fluctuating rate per annum equal to the higher of (i) the Federal Funds Rate plus 1/2 of 1% and (ii) the Domestic Prime Rate;
     (b) in the case of Canadian Revolving Loans denominated in Canadian Dollars, for any day a fluctuating rate per annum equal to the higher of (i) the CDOR Rate plus 1/2 of 1% and (ii) the Canadian Prime Rate; and

     (c) in the case of Canadian Revolving Loans denominated in U.S. Dollars, for any day a fluctuating rate per annum equal to the higher of (i) the rate which the Canadian Administrative Agent in Toronto, Ontario announces from time to time as the reference rate for loans in U.S. Dollars to its Canadian borrowers and (ii) the Federal Funds Rate plus 1/2 of 1%.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in U.S. Dollars or Canadian Dollars.
     “Borrowers” has the meaning specified in the introductory paragraph hereto, and “Borrower” means any of them.
     “Borrower Materials” has the meaning specified in Section 7.02.
     “Borrowing” means a Domestic Revolving Borrowing or a Canadian Revolving Borrowing, as the context may require.
     “Business Day” means, (a) with respect to any notice, disbursement or payment to the Domestic Administrative Agent, any Domestic Lender or EMS with respect to a Domestic Revolving Loan or Domestic L/C Obligation, any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Domestic Administrative Agent’s Office is located and (b) with respect to any notice, disbursement or payment by or to the Canadian Administrative Agent, any Canadian Lender or the Canadian Borrower with respect to a Canadian Obligation, any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Canadian Administrative Agent’s Office is located or the jurisdiction where the Domestic Administrative Agent’s Office is located; and (c) in addition to (a) and (b) above, (i) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in U.S. Dollars, any fundings, disbursements, settlements and payments in U.S. Dollars in respect of any such Eurodollar Rate Loan, or any other dealings in U.S. Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, any such day on which dealings in deposits in U.S. Dollars are conducted by and between banks in the London interbank eurodollar market; (ii) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Canadian Dollars, any fundings, disbursements, settlements and payments in Canadian Dollars in respect of any such Eurodollar Rate Loan, or any other dealings in U.S. Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, any such day on which dealings in deposits in Canadian Dollars are conducted by and between banks in the London interbank eurodollar market, and (iii) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurodollar Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means a TARGET Day.
     “Businesses” means, at any time, a collective reference to the businesses operated by EMS and its Subsidiaries at such time.
     “Canadian Administrative Agent” means Bank of America, National Association, acting through its Canada branch, in its capacity as Canadian administrative agent under any of the Loan Documents, or any successor Canadian administrative agent.
     “Canadian Administrative Agent’s Office” means the Canadian Administrative Agent’s Canadian address and, as appropriate, account as set forth on Schedule 11.02, or such other Canadian address or account as the Canadian Administrative Agent may from time to time notify to the Canadian Borrower and the Canadian Lenders.
     “Canadian Availability Period” means, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Canadian Revolving Commitments as provided herein, and (c) the date of termination of the commitment of each Canadian Lender to make Canadian Revolving Loans and of the obligation of the Canadian L/C Issuer to make Canadian L/C Credit Extensions as provided herein.
     “Canadian Borrower” has the meaning specified in the introductory paragraph hereto.
     “Canadian Collateral” means a collective reference to the collateral which is identified in, and at any time will be covered by, the Canadian Collateral Documents.
     “Canadian Collateral Documents” means a collective reference to the Canadian Security Agreement, the Canadian Pledge Agreement, the Canadian Mortgages and such other documents executed and delivered in connection with the attachment and perfection of the security interests granted to secure the Canadian Obligations.
     “Canadian Commitment Fee” has the meaning provided in Section 2.08(a)(ii).
     “Canadian Dollar” and “CAN$” mean the lawful currency of Canada.
     “Canadian Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Canadian Dollars, such amount and (b) with respect to any amount denominated in an Alternative Currency, the equivalent amount thereof in Canadian Dollars as determined by the Canadian Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Canadian Dollars with such Alternative Currency.
     “Canadian Guarantors” means (a) EMS, (b) the Domestic Guarantors, (c) the parties identified on the signature pages hereto as “Canadian Guarantors” and (d) each Person who after the Closing Date becomes a Canadian Guarantor pursuant to a Joinder Agreement or other documentation in form and substance reasonably acceptable to the Canadian Administrative Agent, in each case together with their respective successors and permitted assigns.
     “Canadian Honor Date” has the meaning provided in Section 2.03(c)(i)(B).
     “Canadian Issuer Documents” means the Canadian Letter of Credit Application, and any other document, agreement and instrument entered into by the Canadian L/C Issuer and the Canadian Borrower or in favor of the Canadian L/C Issuer and relating to any such Canadian Letter of Credit.
     “Canadian L/C Advance” means, with respect to each Canadian Lender, such Canadian Lender’s funding of its participation in any Canadian L/C Borrowing in accordance with its Applicable Percentage.
     “Canadian L/C Borrowing” means an extension of credit resulting from a drawing under any Canadian Letter of Credit which has not been reimbursed on the date when made or refinanced as a Canadian Revolving Borrowing.
     “Canadian L/C Credit Extension” means, with respect to any Canadian Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

     “Canadian L/C Issuer” means Bank of America, acting through its Canada branch, or any successor issuer of Canadian Letters of Credit hereunder.
     “Canadian L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Canadian Letters of Credit plus the aggregate of all Canadian Unreimbursed Amounts, including all Canadian L/C Borrowings. For purposes of computing the amount available to be drawn under any Canadian Letter of Credit, the amount of such Canadian Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Canadian Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Canadian Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Canadian Lender” means, at any time, any Lender that has a Canadian Revolving Commitment.
     “Canadian Letter of Credit” means (a) any letter of credit issued hereunder by the Canadian L/C Issuer and (b) the Existing Canadian Letters of Credit. Canadian Letters of Credit may be issued in Canadian Dollars or an Alternative Currency.
     “Canadian Letter of Credit Application” means an application and agreement for the issuance or amendment of a Canadian Letter of Credit in the form from time to time in use by the Canadian L/C Issuer.
     “Canadian Letter of Credit Fee” shall have the meaning provided in Section 2.03(j).
     “Canadian Loan Documents” means this Agreement, each Canadian Revolving Note, each Canadian Issuer Document, the Canadian Collateral Documents and the Fee Letter.
     “Canadian Loan Parties” means the collective reference to the Canadian Borrower and each Canadian Guarantor and “Canadian Loan Party” means any one of them.
     “Canadian Mortgages” means the collective reference to any mortgages or like instrument given by the Canadian Loan Parties (other than any Domestic Guarantor) to the Canadian Administrative Agent to secure the Canadian Obligations, as such instruments may be amended or modified from time to time.
     “Canadian Multiemployer Plan” means any Canadian Pension Plan which is a multi-employer plan or a multi-employer pension plan within the meaning of any pension benefit standards legislation of Canada or any province of Canada.
     “Canadian Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Canadian Loan Party arising under any Canadian Loan Document (but excluding any obligations of any Domestic Loan Party under this Agreement, other than in their capacities as Canadian Guarantors of the Canadian Obligations) or otherwise with respect to any Canadian Revolving Loan or Canadian Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Canadian Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include any Swap Contract between the Canadian Borrower or any Canadian Loan Party that is a Canadian Subsidiary and any Canadian Lender or Affiliate of a Canadian Lender and all obligations under any Treasury Management Agreement between the Canadian Borrower or any Canadian Loan Party that is a Canadian Subsidiary and any Canadian Lender or an Affiliate of a Canadian Lender.

     “Canadian Pension Event” means (a) a withdrawal by the Canadian Borrower or any Canadian Subsidiary from a Canadian Multiemployer Plan, (b) the taking of any steps by the Canadian Borrower, any Canadian Subsidiary or any Governmental Authority to terminate or wind up, in whole or in part, any Canadian Pension Plan, (c) an event or condition which constitutes grounds for the termination or wind-up, in whole or in part, of, or the appointment of a third party administrator by a Governmental Authority of, any Canadian Pension Plan.
     “Canadian Pension Plan” means all pension and retirement plans relating to the current and former employees of the Canadian Borrower or any Canadian Subsidiary, whether registered or unregistered, funded or unfunded and written or oral.
     “Canadian Plan” means any employee benefit program relating to employees of the Canadian Borrower or any Canadian Subsidiary, other than a Canadian Pension Plan, but including, without limitation, profit sharing, deferred compensation, incentive severance, change of control, phantom stock, stock option, stock purchase, bonus and health or insurance plans and arrangements (in each case, registered or unregistered, funded or unfunded, oral or written).
     “Canadian Pledge Agreement” means the pledge agreement dated as of the date hereof executed by the Canadian Borrower and each Canadian Subsidiary in favor of the Canadian Administrative Agent to secure the Canadian Obligations.
     “Canadian Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by the Canadian Administrative Agent as its “prime rate.” Such “prime rate” is a rate set by the Canadian Administrative Agent based upon various factors including the Canadian Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such “prime rate” announced by the Canadian Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Canadian Revolving Borrowing” means a borrowing consisting of simultaneous Canadian Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Canadian Lenders pursuant to Section 2.01(b).
     “Canadian Revolving Commitment” means, as to each Canadian Lender, its obligation to (a) make Canadian Revolving Loans to the Canadian Borrower pursuant to Section 2.01 and (b) purchase participations in Canadian L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Canadian Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Canadian Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Canadian Revolving Loan” has the meaning specified in Section 2.01(b).
     “Canadian Revolving Notes” has the meaning specified in Section 2.10(a).
     “Canadian Security Agreement” means the security agreement dated as of the date hereof executed by the Canadian Borrower and each Canadian Subsidiary in favor of the Canadian Administrative Agent to secure the Canadian Obligations.
     “Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province thereof.

     “Canadian Tax Act” means the Income Tax Act (Canada), as amended.
     “Canadian Unfunded Pension Liability” means the excess of a Canadian Pension Plan’s liabilities under the applicable Canadian federal or provincial law, over the current value of that Canadian Pension Plan’s assets, determined on a solvency or wind-up basis in accordance with the applicable Canadian federal and provincial laws and the administrative requirements of the applicable Governmental Authority.
     “Canadian Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i)(B).
     “Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
     “Cash Collateralize” means to pledge and deposit with or deliver to the applicable Administrative Agent, for the benefit of the applicable L/C Issuer and the applicable Lenders, as collateral for the applicable L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to such Administrative Agent and such L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings.
     “Cash Equivalents” means, (a) direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within 180 days from the date of acquisition thereof and having, at such date of acquisition, a rating of not less than A-2 from S&P and P-2 for Moody’s (or the equivalent thereof); (c) investments in certificate of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Lender or any other commercial bank organized under the laws of the United States of America or any state thereof which has a combined capital and surplus and undivided profits of not less than US$500,000,000; and (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% of the Equity Interests of EMS entitled to vote for members of the board of directors of EMS on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
     (b) during any period of 12 consecutive months, a majority of the members of the board of directors of EMS cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).
     “CDOR Rate” means on any day the annual rate of interest which is the rate determined as being the arithmetic average of the quotations of all institutions listed in respect of the “BA 1 Month” Rate for Canadian Dollar denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time) as of 10:00 a.m. Toronto, Ontario local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Administrative Agent after 10:00 a.m. Toronto, Ontario local time to reflect any error in a posted rate of interest or in the posted average annual rate of interest); and if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the CDOR Rate on that day shall be calculated as the 30 day rate applicable to Canadian Dollar denominated bankers’ acceptances quoted by the Canadian Administrative Agent as of 10:00 a.m. Toronto, Ontario local time on such day; or if such day is not a Business Day, then as quoted by the Canadian Administrative Agent on the immediately preceding Business Day.
     “Closing Date” means February 29, 2008.
     “Code” means the Internal Revenue Code of 1986.
     “Collateral” means a collective reference to the collateral which is identified in, and at any time will be covered by, the Collateral Documents.
     “Collateral Documents” means a collective reference to the Canadian Collateral Documents and the Domestic Collateral Documents.
     “Commitments” means the Domestic Revolving Commitments and the Canadian Revolving Commitments.
     “Commitment Fees” means the collective reference to the Domestic Commitment Fee and the Canadian Commitment Fee.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02.
     “Consolidated Capital Expenditures” means, for any period, for EMS and its Subsidiaries on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (a) expenditures made with proceeds of any

Involuntary Disposition to the extent such expenditures are used to purchase property that is the same or similar to the property subject to such Involuntary Disposition or (b) Permitted Acquisitions.
     “Consolidated Cash Taxes means, for any period, for EMS and its Subsidiaries on a consolidated basis, the aggregate of all taxes, as determined in accordance with GAAP, to the extent the same are paid in cash during such period.
     “Consolidated EBITDA” means, for any period, for EMS and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income for such period, plus (b) to the extent deducted in determining such Consolidated Net Income for such period, the aggregate amount of (i) interest expense for such period, (ii) income tax expense for such period and (iii) depreciation and amortization expense for such period, all as determined in accordance with GAAP.
     “Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated EBITDA for the applicable Test Period minus (ii) Consolidated Cash Taxes for such Test Period minus (iii) Consolidated Capital Expenditures for such Test Period to (b) Consolidated Fixed Charges for such Test Period.
     “Consolidated Fixed Charges” means, for any period, for EMS and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) Consolidated Interest Charges for such Test Period plus (ii) Consolidated Scheduled Funded Debt Payments for such Test Period, (iii) dividends and other similar distributions to holders of Equity Interests, options, warrants and related instruments of EMS, made or paid during such Test Period and (iv) payments made with respect to the purchase, redemption, retirement, defeasance or other acquisition of capital stock, options, warrants and related instruments of EMS, made or paid during such Test Period, all as determined in accordance with GAAP.
     “Consolidated Funded Indebtedness” means Funded Indebtedness of EMS and its Subsidiaries on a consolidated basis determined in accordance with GAAP.
     “Consolidated Interest Charges” means, for any period, for EMS and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (ii) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (iii) the implied interest component of Synthetic Leases with respect to such period.
     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the applicable Test Period.
     “Consolidated Net Income” means, for any period, for EMS and its Subsidiaries on a consolidated basis, the net income of EMS and its Subsidiaries for such period, but excluding therefrom (to the extent otherwise included therein): (a) any extraordinary gains or losses, (b) any gains or non-cash losses attributable to write-ups or impairment of assets, (c) any equity interest of any Loan Party in the unremitted earnings of any Person that is not a Subsidiary, and (d) any income of any Subsidiary of EMS which is not a Guarantor to the extent the payment of such income in the form of dividends or other distributions to either EMS or any Subsidiary is then prohibited, whether on account of restrictions in such Subsidiary’s organizational documents or restrictions in any agreement, document, contract, deed or other instrument applicable to such Subsidiary, all as determined in accordance with GAAP.

     “Consolidated Scheduled Funded Debt Payments” means for any period for EMS and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness, as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness in respect of Capital Leases, Securitization Transactions and Synthetic Leases and (c) shall not include any voluntary or mandatory prepayments made pursuant to Section 2.04.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Crown” means the Crown in Right of Canada or any province or territory of Canada.
     “Debt Issuance” means the issuance by EMS or any Subsidiary of any Indebtedness other than any Indebtedness permitted under Section 8.03.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means (a) when used with respect to Obligations other than Domestic Letter of Credit Fees and Canadian Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Domestic Letter of Credit Fees and Canadian Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to each Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c)  has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by EMS or any Subsidiary (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer useful in the conduct of business of EMS and its Subsidiaries, and (c) any Involuntary Disposition.
     “Domestic Administrative Agent” means Bank of America in its capacity as domestic administrative agent under any of the Loan Documents, or any successor domestic administrative agent.
     “Domestic Administrative Agent’s Office” means the Domestic Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Domestic Administrative Agent may from time to time notify EMS and the Lenders.
     “Domestic Availability Period” means, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Domestic Revolving Commitments as provided herein, and (c) the date of termination of the commitment of each Domestic Lender to make Domestic Revolving Loans and of the obligation of the Domestic L/C Issuer to make Domestic L/C Credit Extensions as provided herein.
     “Domestic Collateral” means a collective reference to the collateral which is identified in, and at any time will be covered by, the Domestic Collateral Documents.
     “Domestic Collateral Documents” means a collective reference to the Domestic Security Agreement, Domestic Pledge Agreement, any Domestic Mortgages, and such other documents executed and delivered in connection with the attachment and perfection of the security interests granted to secure the Obligations.
     “Domestic Commitment Fee” has the meaning set forth in Section 2.08(a)(i).
     “Domestic Guarantors” means each Person identified as a “Domestic Guarantor” on the signature pages hereto and each other Person that joins as a Domestic Guarantor pursuant to Section 7.12, together with their successors and permitted assigns. For the avoidance of doubt, it is understood and agreed that the Dormant Subsidiaries shall not be Domestic Guarantors hereunder.
     “Domestic Honor Date” has the meaning specified in Section 2.03(c)(i)(A).
     “Domestic Issuer Documents” means the Domestic Letter of Credit Application, and any other document, agreement and instrument entered into by the Domestic L/C Issuer and EMS or in favor the Domestic L/C Issuer and relating to any such Domestic Letter of Credit.
     “Domestic L/C Advance” means, with respect to each Domestic Lender, such Domestic Lender’s funding of its participation in any Domestic L/C Borrowing in accordance with its Applicable Percentage. All Domestic L/C Advances shall be denominated in U.S. Dollars.
     “Domestic L/C Borrowing” means an extension of credit resulting from a drawing under any Domestic Letter of Credit which has not been reimbursed on the date when made or refinanced as a Domestic Revolving Borrowing.

     “Domestic L/C Credit Extension” means, with respect to any Domestic Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “Domestic L/C Issuer” means Bank of America in its capacity as issuer of Domestic Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. Notwithstanding the foregoing, SunTrust Bank shall be the Domestic L/C Issuer with respect to the Existing Domestic Letters of Credit set forth in Part A of Schedule 1.01(b).
     “Domestic L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Domestic Letters of Credit plus the aggregate of all Domestic Unreimbursed Amounts, including all Domestic L/C Borrowings. For purposes of computing the amount available to be drawn under any Domestic Letter of Credit, the amount of such Domestic Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Domestic Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Domestic Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Domestic Lender” means, at any time, any Lender that has a Domestic Revolving Commitment at such time.
     “Domestic Letter of Credit” means (a) any letter of credit issued hereunder by the Domestic L/C Issuer and (b) the Existing Domestic Letters of Credit. Domestic Letters of Credit may be issued in U.S. Dollars or an Alternative Currency.
     “Domestic Letter of Credit Application” means an application and agreement for the issuance or amendment of a Domestic Letter of Credit in the form from time to time in use by the Domestic L/C Issuer.
     “Domestic Letter of Credit Fee” shall have the meaning provided in Section 2.03(j).
     “Domestic Letter of Credit Sublimit” means US$5,000,000. The Domestic Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Domestic Revolving Commitments.
     “Domestic Loan Parties” means, the collective reference to EMS and each Domestic Guarantor, and “Domestic Loan Party” means any one of them.
     “Domestic Mortgages” means the collective reference to any mortgages, deeds of trust, deeds to secure debt or like instruments given by the Domestic Loan Parties to the Domestic Administrative Agent to secure the Obligations, as such instruments may be amended or modified from time to time.
     “Domestic Pledge Agreement” means the Domestic Pledge Agreement dated as of the date hereof executed by each of the Domestic Loan Parties party thereto in favor of the Domestic Administrative Agent to secure the Obligations.
     “Domestic Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by the Domestic Administrative Agent as its “prime rate.” Such “prime rate” is a rate set by the Domestic Administrative Agent based upon various factors including the Domestic Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such “prime rate” announced by the Domestic Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

     “Domestic Revolving Borrowing” means a borrowing consisting of simultaneous Domestic Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Domestic Lenders pursuant to Section 2.01(a).
     “Domestic Revolving Commitment” means, as to each Domestic Lender, its obligation to (a) make Domestic Revolving Loans to EMS pursuant to Section 2.01, and (b) purchase participations in Domestic L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Domestic Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Domestic Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Domestic Revolving Loan” has the meaning specified in Section 2.01(a).
     “Domestic Revolving Note” has the meaning specified in Section 2.10(a).
     “Domestic Security Agreement” means the Domestic Security Agreement dated as of the date hereof executed by the Domestic Loan Parties in favor of the Domestic Administrative Agent to secure the Obligations.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
     “Domestic Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i)(A).
     “Dormant Subsidiaries” means the collective reference to EMS Investment Holdings, Inc., a Delaware corporation and NetStat 28, LLC, a Delaware limited liability company and “Dormant Subsidiary” means any one of them.
     “Earn Out Obligations” means, with respect to an Acquisition, all obligations of EMS or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. The amount of any Earn Out Obligations at the time of determination shall be the aggregate amount, if any, of such Earn Out Obligations that are required at such time under GAAP to be recognized as liabilities on the consolidated balance sheet of EMS.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(ii), (iv), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
     “EMS” has the meaning specified in the introductory paragraph.
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
     “Environmental Laws” means any and all Federal, state, provincial local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of EMS, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with EMS within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a U.S. Pension Plan; (b) a withdrawal by EMS or any ERISA Affiliate from a U.S. Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by EMS or any ERISA Affiliate from a U.S. Multiemployer Plan or notification that a U.S. Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a U.S. Plan amendment as a termination under Section 4041 or Section 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a U.S. Pension Plan or U.S. Multiemployer Plan; (e)  an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any U.S. Pension Plan or U.S. Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon EMS or any ERISA Affiliate.
     “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
     “Euro Currency Sublimit” means US$10,000,000. The Euro Currency Sublimit is part of, and not in addition to, the Aggregate Domestic Revolving Commitments.
     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by from time to time by the applicable Administrative Agent) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the applicable Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
     “Event of Default” has the meaning specified in Section 9.01.
     “Excluded Canadian Property” means, with respect to any Canadian Loan Party, including any Person that becomes a Canadian Loan Party after the Closing Date as contemplated by Section 7.12, (a) any owned or leased real or personal property that is located outside of Canada or the United States unless requested by the Canadian Administrative Agent or the Required Canadian Lenders, (b) any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the PPSA or (ii) effected by appropriate evidence of the Lien being filed in the Canadian Intellectual Property Office unless requested by the Canadian Administrative Agent or the Required Canadian Lenders, (c) any property which is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (d) any Equity Interests in any Foreign Subsidiary not organized in Canada or the United States that is not a first-tier Material Foreign Subsidiary of any Canadian Loan Party, and (e) any leasehold interest of any Canadian Loan Party in office space.
     “Excluded Domestic Property” means, with respect to any Domestic Loan Party, including any Person that becomes a Domestic Loan Party after the Closing Date as contemplated by Section 7.12, (a) any owned or leased real or personal property that is located outside of the United States unless requested by the Domestic Administrative Agent or the Required Domestic Lenders, (b) any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office unless requested by the Domestic Administrative Agent or the Required Domestic Lenders, (c) any property which is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (d) any Equity Interests in any Foreign Subsidiary that is not a first-tier Material Foreign Subsidiary of any Domestic Loan Party, (e) (i) that certain parcel of improved real property, including fixtures, owned by EMS and located at 660 Engineering Drive, Technology Park/Atlanta, Norcross, GA 30091-7700 and (ii) that certain parcel of improved real property, including fixtures, owned by LXE Inc. and located at 125 Technology Parkway, Norcross, GA 30092 and (f) any leasehold interest of any Domestic Loan Party in office space.
     “Excluded Taxes” means, with respect to either Administrative Agent, any Lender, either L/C Issuer, or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) (i) in the case of EMS, any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which EMS is located and (ii) in the case of the Canadian Borrower, any branch profits taxes imposed by Canada or any province thereof or any similar tax imposed by any other jurisdiction in which the Canadian Borrower is located, and (c) except as provided in the following sentence, in the case of a

Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 3.01(a).
     “Existing Canadian Letters of Credit” means those letters of credit identified on Schedule 1.01(a).
     “Existing Credit Agreements” means (i) that certain Canadian Revolving Credit Agreement dated as of December 10, 2004 among the Canadian Borrower, EMS, the lenders party thereto, Bank of America, National Association (Canada Branch) as funding agent and Bank of America, National Association (Canada Branch) as administrative agent, and (ii) that certain U.S. Revolving Credit Agreement dated as of December 10, 2004 among EMS, the lenders party thereto and SunTrust Bank, as Administrative Agent.
     “Existing Domestic Letters of Credit” means those letters of credit identified on Schedule 1.01(b).
     “Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Domestic Administrative Agent.
     “Fee Letter” means that certain letter agreement, dated January 23, 2008 among EMS, Bank of America and BAS.
     “Foreign Lender” means with respect to a Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of a L/C Issuer). For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

     (a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all purchase money Indebtedness;
     (c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by EMS or any Subsidiary (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
     (d) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created) including, without limitation, any Earn Out Obligations recognized as a liability on the balance sheet of EMS and its Subsidiaries in accordance with GAAP;
     (f) the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;
     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
     (h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;
     (i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and
     (j) all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee under clause (a) shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The amount of any Guarantee under clause (b) shall be deemed to be the lesser of (i) the Guarantee amount as calculated in the preceding sentence, and (ii) the value of the assets subject to such Lien. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantors” means a collective reference to (a) EMS, as a guarantor of the Canadian Obligations, (b) the Domestic Guarantors and (c) the Canadian Guarantors, and “Guarantor” means any one of them.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Honor Date” means either the Domestic Honor Date and/or the Canadian Honor Date, as applicable.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all Funded Indebtedness;
     (b) net obligations of such Person under any Swap Contract;
     (c) all Guarantees of such Person with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above; and
     (d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
     The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 11.04(b).
     “Information” has the meaning specified in Section 11.07.
     “Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the applicable Borrower in its Loan Notice; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date.
     “Interim Financial Statements” means the unaudited financial statements of EMS and its Subsidiaries for the fiscal quarter ended September 30, 2007, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of EMS or any of its Subsidiaries.
     “IP Rights” has the meaning specified in Section 6.17.

     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any standby Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means the Domestic Issuer Documents and the Canadian Issuer Documents.
     “Joinder Agreement” means (a) with respect to any Domestic Subsidiary, a joinder agreement substantially in the form of Exhibit 7.12(a) executed and delivered by such Domestic Subsidiary in accordance with the provisions of Section 7.12 and (b) with respect to any Canadian Subsidiary, a joinder agreement substantially in the form of Exhibit 7.12(b) executed and delivered by such Canadian Subsidiary in accordance with the provisions of Section 7.12.
     “Laws” means, collectively, all international, foreign, Federal, state, provincial, municipal and local statutes, treaties, rules, bylaws, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “L/C Advance” means a Domestic L/C Advance or a Canadian L/C Advance, or both, as appropriate.
     “L/C Borrowing” means Domestic L/C Borrowings and Canadian L/C Borrowing, individually or collectively, as appropriate.
     “L/C Credit Extension” means Domestic L/C Credit Extensions and Canadian L/C Credit Extensions, individually or collectively, as appropriate.
     “L/C Issuer” and “L/C Issuers” means the Domestic L/C Issuer and the Canadian L/C Issuer, individually or collectively, as appropriate.
     “L/C Obligations” means the Domestic L/C Obligations and the Canadian L/C Obligations, individually or collectively, as appropriate.
     “Lender” has the meaning specified in the introductory paragraph hereto.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the applicable Borrower and the applicable Administrative Agent.
     “Letter of Credit” means any Domestic Letter of Credit or any Canadian Letter of Credit, or both, as appropriate.
     “Letter of Credit Application” means any Domestic Letter of Credit Application and any Canadian Letter of Credit Application, individually or collectively, as appropriate.
     “Letter of Credit Expiration Date” means the day that is ten days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Domestic Revolving Loan or a Canadian Revolving Loan.
     “Loan Documents” means this Agreement, each Note, each Issuer Document, the Collateral Documents, and the Fee Letter, each as amended, modified, supplemented, extended, renewed, restated or substituted from time to time.
     “Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.
     “Loan Parties” means the collective reference to Domestic Loan Parties and the Canadian Loan Parties and “Loan Party” means any one of them.
     “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(c).
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, operations, properties, condition (financial or otherwise) or contingent liabilities of EMS and its Subsidiaries taken as a whole; (b) a material impairment of the ability of (i) any Borrower to perform its obligations under any Loan Document to which it is a party or (ii) the Loan Parties taken as a whole to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Material Real Property” means any real property of any Loan Party having a fair market value of at least US$1,000,000.
     “Material Foreign Subsidiary” means, as of any date of determination, (a) with respect to EMS, any Foreign Subsidiary of EMS that (i) has total assets of at least US$5,000,000 or (ii) for the twelve month period most recently ended has revenues constituting five (5) percent or more of the consolidated revenues of EMS and its Subsidiaries for such period, in each case as determined in accordance with GAAP, or (b) with respect to any Canadian Loan Party (other than any Domestic Guarantor), any Subsidiary of such Canadian Loan Party not organized in Canada or the United States that (i) has total assets of at least US$5,000,000 or (ii) for the twelve month period most recently ended has revenues constituting five (5) percent or more of the consolidated revenues of EMS and its Subsidiaries for such period, in each case as determined in accordance with GAAP.
     “Maturity Date” means February 28, 2013.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

     “Mortgaged Property” means any real property that is owned or leased (other than any Excluded Canadian Property or Excluded Domestic Property) by a Loan Party and is subject to a Mortgage.
     “Mortgages” means the collective reference to any mortgages, deeds of trust, deeds to secure debt or like instruments given by the Loan Parties to the Domestic Administrative Agent or the Canadian Administrative Agent, as applicable, to secure the applicable Obligations, as such instruments may be amended or modified from time to time.
     “Multiemployer Plan” means a Canadian Multiemployer Plan or a U.S. Multiemployer Plan, as the case may be.
     “Non-Consenting Lender” has the meaning specified in Section 11.13.
     “Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).
     “Note” means the Domestic Revolving Notes and the Canadian Revolving Notes, individually or collectively, as appropriate.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between any Loan Party and any Lender or Affiliate of a Lender that is permitted to be incurred pursuant to Section 8.03(d) and (b) all obligations under any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the applicable Borrower of Unreimbursed Amounts.
     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the applicable Administrative Agent or the applicable L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, (b) with respect to any amount denominated in Canadian Dollars, an overnight rate determined by the applicable Administrative Agent and the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, and (c) with respect to any amount denominated in Euro, the rate of interest per annum at which overnight deposits in Euro, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the offshore interbank market for Euro to major banks in such interbank market.
     “Participant” has the meaning specified in Section 11.06(d).
     “Participating Member State” means each state so described in any EMU Legislation.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Permitted Acquisitions” means Investments consisting of an Acquisition by any Loan Party; provided that (i) both before and immediately after giving effect to such Acquisition, no Default shall have occurred and be continuing, (ii) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in a line of business substantially the same as those lines of business conducted by EMS and its Subsidiaries on the Closing Date or any business substantially related or incidental or complementary thereto, (iii) the applicable Administrative Agent shall have received all items in respect of the Equity Interests or property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and Section 7.14, (iv) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (v) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (vi) if such transaction involves the purchase of an interest in a partnership between EMS (or a Subsidiary) as a general partner and entities unaffiliated with EMS or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by EMS newly formed for the sole purpose of effecting such transaction, (vii) the Consolidated Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Acquisition) is at least 0.5 to 1.0 less than the ratio required to be maintained at the time of such Acquisition by Section 8.11(b), and (viii) if the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness, deferred purchase price and any Earn Out Obligations) paid by any Loan Party for any Acquisition exceeds US$25,000,000, EMS shall have delivered to the Administrative Agents a pro forma compliance certificate documenting that, upon giving effect to such Acquisition, the Consolidated Leverage Ratio is at least 0.5 to 1.0 less than the ratio required to be maintained at the time of such Acquisition by Section 8.11(b).
     “Permitted Liens” means those Liens permitted to exist pursuant to Section 8.01.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Platform” has the meaning specified in Section 7.02.

     “PPSA” means the Personal Property Security Act as in force from time to time in the relevant Canadian province or territory.
     “Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 8.11, that any Disposition, Involuntary Disposition, Acquisition or Restricted Payment shall be deemed to have occurred as of the first day of the applicable Test Period. In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable Test Period and (b) with respect to any Acquisition (i) income statement items (whether positive or negative) attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for EMS and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by audited financial statements or other information reasonably satisfactory to the Domestic Administrative Agent and (ii) any Indebtedness incurred or assumed by EMS or any Subsidiary (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable Test Period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.
     “Register” has the meaning specified in Section 11.06(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
     “Required Canadian Lenders” means, at any time, the Canadian Lenders holding in the aggregate more than 50% of (a) the unfunded Canadian Revolving Commitments and the outstanding Canadian Revolving Loans and Canadian L/C Obligations and participations therein or (b) if the Canadian Revolving Commitments have been terminated, the outstanding Canadian Revolving Loans, Canadian L/C Obligations and participations therein (with the aggregate amount of each Canadian Lender’s risk participation and funded participation in Canadian L/C Obligations being deemed “held” by such Canadian Lender for purposes of this definition). The unfunded Canadian Revolving Commitments of, and the outstanding Canadian Revolving Loans and Canadian L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Canadian Lenders.
     “Required Domestic Lenders” means, at any time, the Lenders holding in the aggregate more than 50% of (a) the unfunded Domestic Revolving Commitments, the outstanding Domestic Revolving Loans and the Domestic L/C Obligations and participations therein or (b) if the Domestic Revolving

Commitments have been terminated, the outstanding Domestic Revolving Loans and Domestic L/C Obligations and participations therein (with the aggregate amount of each such Lender’s risk participation and funded participation in Domestic L/C Obligations being deemed “held” by such Lender for purposes of this definition). The unfunded Domestic Revolving Commitments of, and the outstanding Domestic Revolving Loans and Domestic L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Domestic Lenders.
     “Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments and the outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition). The unfunded Commitments of, and the outstanding Loans and L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, president, vice president in the finance or legal division, chief financial officer, treasurer, assistant treasurer, secretary, assistant secretary or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of EMS or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests, or on account of any return of capital to EMS’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.
     “Revaluation Date” means, each of the following: (a) with respect to Eurodollar Rate Loans denominated in an Alternative Currency, (i) each date of a Borrowing thereof, (ii) each date of a continuation thereof pursuant to Section 2.02, (iii) with respect to such Loans having an Interest Period of greater than one month, the initial date of such Interest Period and such date each month thereafter during such Interest Period, and (iv) such additional dates as the applicable Administrative Agent or the Required Domestic Lenders or Required Canadian Lenders, as applicable, shall specify, (b) with respect to Letters of Credit denominated in an Alternative Currency, (i) each date of issuance thereof, (ii) each date of amendment (if such amendment increases the amount) thereof, (iii) each date of any payment by the respective L/C Issuer thereof, (iv) in the case of Existing Canadian Letters of Credit, the Closing Date and (v) such additional dates as the Canadian Administrative Agent or the Required Canadian Lenders shall require and (c) with respect to Domestic Letters of Credit denominated in an Alternative Currency, (i) each date of issuance thereof, (ii) each date of amendment (if such amendment increases the amount) thereof, (iii) each date of any payment by the Domestic L/C Issuer thereof, (iv) in the case of Existing Domestic Letters of Credit, the Closing Date and (v) such additional dates as the Domestic Administrative Agent or the Required Domestic Lenders shall require.
     “Revolving Borrowing” means a Domestic Revolving Borrowing or a Canadian Revolving Borrowing, individually or collectively, as appropriate.
     “Revolving Loan” means the Domestic Revolving Loan or the Canadian Revolving Loan, individually or collectively, as appropriate.

     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Sale and Leaseback Transaction” means any transaction providing for the leasing by any Person to EMS or any of its Subsidiaries of any property which has been or is to be sold or transferred by EMS or any of its Subsidiaries to such Person or to any Person in exchange for funds which have been or are to be advanced by such Person on the security of such property.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which EMS or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of EMS or any Subsidiary.
     “Solvent” and “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Spot Rate” for a currency means the rate determined by the applicable Administrative Agent or the applicable L/C Issuer to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the applicable Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Domestic Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
     “Sterling” means the lawful currency of the United Kingdom.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of EMS.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Domestic Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Test Period” means, for purposes of calculating and determining compliance with the financial covenants set forth in Section 8.11, a period of four full fiscal quarters of EMS, as selected by EMS out of the six most recently completed fiscal quarters of EMS preceding the date of determination; provided, however, that EMS shall use the same four fiscal quarters selected by EMS when determining and calculating compliance with both the Consolidated Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio at any time; provided, further, that any particular quarter selected by EMS during any Test Period may only be used once during such Test Period.
     “Threshold Amount” means US$3,000,000.
     “Total Canadian Revolving Outstandings” means the aggregate Outstanding Amount of all Canadian Revolving Loans and all Canadian L/C Obligations.
     “Total Domestic Revolving Outstandings” means the aggregate Outstanding Amount of all Domestic Revolving Loans and all Domestic L/C Obligations.
     “Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
     “Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “U.S. Dollar” and “US$” mean lawful money of the United States.
     “U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in an Alternative Currency, the equivalent amount thereof in U.S. Dollars as determined by the Domestic Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with Euros.
     “U.S. Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which EMS or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “U.S. Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a U.S. Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by EMS or any ERISA Affiliate or to which EMS or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “U.S. Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by EMS or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “U.S. Unfunded Pension Liability” means the excess of a U.S. Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that U.S. Pension Plan’s assets, determined in accordance with the assumptions used for funding that U.S. Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.

     “Unreimbursed Amount” means the Domestic Unreimbursed Amount or the Canadian Unreimbursed Amount, or both, as appropriate.
     “Voting Stock” means, of any Person, as of any date, the Equity Interest of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
     “Wholly Owned Subsidiary” means a Subsidiary of EMS, the Equity Interest of which is 100% owned and controlled, directly or indirectly, by EMS.
1.02 Other Interpretive Provisions.
     With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended or otherwise modified (subject to any restrictions on such amendments, restatements, supplements, extensions or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and real and personal properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03 Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. EMS will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly Compliance Certificate. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either EMS or the Required Lenders shall so request, the Domestic Administrative Agent, the Lenders and EMS shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) if a request for such an amendment has been made, EMS shall provide to the Domestic Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     (c) Pro Forma Basis Calculation. Notwithstanding the foregoing, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.11 and all the calculations of the Consolidated Leverage Ratio shall be made on a Pro Forma Basis.
1.04 Rounding.
     Any financial ratios required to be maintained by EMS pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05 Exchange Rates; Currency Equivalents.
     (a) The Domestic Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating U.S. Dollar Equivalent amounts of Outstanding Amounts denominated in Alternative Currencies. The Canadian Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Canadian Dollar Equivalent amounts of Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Loan Documents shall be such U.S. Dollar Equivalent amount as so determined by the Domestic Administrative Agent.
     (b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan or a Letter of Credit, an amount, such as a required maximum, minimum or multiple amount, is expressed in U.S. Dollars or Canadian Dollars, as applicable, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Alternative Currency Equivalent, respectively, of such amount (rounded to the nearest 1,000 units of the applicable currency), as determined by the applicable Administrative Agent.
1.06 Times of Day.
     Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

1.07 Letter of Credit Amounts.
     Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01 Revolving Loans.
     (a) Domestic Revolving Loans. Subject to the terms and conditions set forth herein, each Domestic Lender severally agrees to make revolving loans (each such loan, a “Domestic Revolving Loan”) to EMS in U.S. Dollars or in Euros from time to time, on any Business Day during the Domestic Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Domestic Lender’s Domestic Revolving Commitment; provided, however, that after giving effect to any Domestic Revolving Borrowing, (i) the Total Domestic Revolving Outstandings shall not exceed the Aggregate Domestic Revolving Commitments, (ii) the aggregate Outstanding Amount of Domestic Revolving Loans of any Domestic Lender, plus such Domestic Lender’s Applicable Percentage of the Outstanding Amount of all Domestic L/C Obligations shall not exceed such Domestic Lender’s Domestic Revolving Commitment and (iii) the aggregate Outstanding Amount of all Domestic Revolving Loans denominated in Euros shall not exceed the Euro Currency Sublimit. Within the limits of each Domestic Lender’s Domestic Revolving Commitment, and subject to the other terms and conditions hereof, EMS may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Domestic Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. All Borrowings of Domestic Revolving Loans made on the Closing Date shall be made as Base Rate Loans.
     (b) Canadian Revolving Loans. Subject to the terms and conditions set forth herein, each Canadian Lender severally agrees to make revolving loans (each such loan, a “Canadian Revolving Loan”) to the Canadian Borrower in Canadian Dollars or in U.S. Dollars from time to time, on any Business Day during the Canadian Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Canadian Lender’s Canadian Revolving Commitment; provided, however, that after giving effect to any Canadian Revolving Borrowing, (i) the Total Canadian Revolving Outstandings shall not exceed the Aggregate Canadian Revolving Commitments and (ii) the aggregate Outstanding Amount of Canadian Revolving Loans of any Canadian Lender, plus such Canadian Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations shall not exceed such Canadian Lender’s Canadian Revolving Commitment. Within the limits of each Canadian Lender’s Canadian Revolving Commitment, and subject to the other terms and conditions hereof, the Canadian Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Canadian Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, all Borrowings of Canadian Revolving Loans made on the Closing Date shall be made as Base Rate Loans.

2.02 Borrowings, Conversions and Continuations of Loans.
(a) (i) With respect to Domestic Revolving Loans, each Borrowing, each conversion of Domestic Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon EMS’s irrevocable notice to the Domestic Administrative Agent, which may be given by telephone. Each such notice must be received by the Domestic Administrative Agent not later than 12:00 p.m. (A) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans that are Domestic Revolving Loans denominated in U.S. Dollars or of any conversion of Eurodollar Rate Loans denominated in U.S. Dollars to Base Rate Loans, (B) four Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans denominated in Euros and (C) on the requested date of any Domestic Revolving Borrowing of Base Rate Loans. Each telephonic notice by EMS pursuant to this Section 2.02(a)(i) must be confirmed promptly by delivery to the Domestic Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of EMS. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans that are Domestic Revolving Loans shall be in a principal amount of US$5,000,000 or a whole multiple of US$1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c) each Borrowing of, or conversion to, Base Rate Loans that are Domestic Revolving Loans shall be in a principal amount of US$1,000,000 or a whole multiple of US$500,000 in excess thereof.
     (ii) With respect to Canadian Revolving Loans, each Borrowing, each conversion of Canadian Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Canadian Borrower’s irrevocable notice to the Canadian Administrative Agent, which may be given by telephone. Each such notice must be received by the Canadian Administrative Agent not later than (A) 12:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans that are Canadian Revolving Loans denominated in Canadian Dollars or of any conversion of Eurodollar Rate Loans to Base Rate Loans, (B) 12:00 p.m. four Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans that are Canadian Revolving Loans denominated in U.S. Dollars, (C) 10:00 a.m. on the requested date of Canadian Revolving Borrowing of Base Rate Loans denominated in Canadian Dollars, and (D) 12:00 p.m. one Business Day prior to the requested date of any Canadian Revolving Borrowing of Base Rate Loans denominated in U.S. Dollars. Each telephonic notice by the Canadian Borrower pursuant to this Section 2.02(a)(ii) must be confirmed promptly by delivery to the Canadian Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Canadian Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans that are Canadian Revolving Loans shall be in a principal amount of CAN$1,000,000 or a whole multiple of CAN$500,000 in excess thereof. Except as provided in Sections 2.03(c) each Borrowing of, or conversion to, Base Rate Loans that are Canadian Revolving Loans shall be in a principal amount of CAN$1,000,000 or a whole multiple of CAN$500,000 in excess thereof.
     (b) Each Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Domestic Revolving Borrowing, a Canadian Revolving Borrowing, a conversion of the Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) the currency of the Loans to be borrowed and (vi) if applicable, the duration of the Interest Period with respect thereto. If EMS fails to specify a currency in a Loan Notice requesting a Domestic Revolving Borrowing, then the Domestic

Revolving Loans so requested shall be made in U.S. Dollars. If the Canadian Borrower fails to specify a currency in a Loan Notice requesting a Canadian Revolving Borrowing, then the Canadian Revolving Loans so requested shall be made in Canadian Dollars. If a Borrower fails to specify a Type of Loan in a Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Domestic Revolving Loans denominated in Euros, such Domestic Revolving Loans shall be continued as Eurodollar Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in other currency.
     (c) Following receipt of a Loan Notice, the Domestic Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by EMS, the Domestic Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in Euros, in each case as described in the preceding subsection. Following receipt of a Loan Notice, the Canadian Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Canadian Borrower, the Canadian Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans, in each case as described in the preceding subsection. In the case of any Domestic Revolving Borrowing, each Domestic Lender shall make the amount of its Loan available to the Domestic Administrative Agent in immediately available funds at the Domestic Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. In the case of any Canadian Revolving Borrowing, each Canadian Lender shall make the amount of its Loan available to the Canadian Administrative Agent in immediately available funds at the Canadian Administrative Agent’s Office for the applicable currency not later than 1:00 p.m. (Toronto time), on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the applicable Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the applicable Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America (including Bank of America, acting through its Canada branch, as applicable) with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) such Administrative Agent by the applicable Borrower; provided, however, (1) that if, on the date of a Borrowing of Domestic Revolving Loans, there are Domestic L/C Borrowings outstanding, then the proceeds of such Domestic Revolving Borrowing, first, shall be applied to the payment in full of any such Domestic L/C Borrowings, and second, shall be made available to EMS as provided above and (2) that if, on the date of a Borrowing of Canadian Revolving Loans, there are Canadian L/C Borrowings outstanding, then the proceeds of such Canadian Revolving Borrowing, first, shall be applied to the payment in full of any such Canadian L/C Borrowings, and second, shall be made available to the Canadian Borrower as provided above.
     (d) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default or Event of Default, (i) no Loans may be converted to or continued as Eurodollar Rate Loans (other than Eurodollar Rate Loans denominated in Euros), (ii) the Required Canadian Lenders may demand any or all of the then outstanding Eurodollar Rate Loans denominated in U.S. Dollars be prepaid, or redenominated into Canadian Dollars in the amount of the Canadian Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto, and (iii) the Required Domestic Lenders may demand any or all of the then outstanding Eurodollar Rate Loans denominated in Euros be prepaid, or redenominated into U.S. Dollars in the amount of the U.S. Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto
     (e) The applicable Administrative Agent shall promptly notify the applicable Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the applicable Administrative Agent shall notify the applicable Borrower and the applicable Lenders of any change in prime rate as determined by the applicable Administrative Agent used in determining the Base Rate promptly following the public announcement of such change.
     (f) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to all Loans.
     (g) EMS or the Canadian Borrower may at any time and from time to time, upon prior written notice by the applicable Borrower to the applicable Administrative Agent, increase either (A) the Aggregate Domestic Revolving Commitments (but not the Domestic Letter of Credit Sublimit or the Euro Currency Sublimit) or (B) the Aggregate Canadian Revolving Commitments, or both, by an aggregate amount of up to FIFTY MILLION DOLLARS (US$50,000,000) with additional Domestic Revolving Commitments or Canadian Revolving Commitments or both from any existing Lender or any other Person selected by the applicable Borrower and reasonably acceptable to the applicable Administrative Agent and the applicable L/C Issuer; provided that:
     (i) any such increase shall be in a minimum principal amount of US$5,000,000 and in integral multiples of US$1,000,000 in excess thereof and the Borrowers collectively may make a maximum of three (3) requests;
     (ii) no Default or Event of Default shall exist and be continuing at the time of any such increase;
     (iii) no existing Lender shall be under any obligation to increase its Domestic Revolving Commitment or Canadian Revolving Commitment, as applicable, and any such decision whether to increase its Domestic Revolving Commitment or Canadian Revolving Commitment, as applicable, shall be in such Lender’s sole and absolute discretion;
     (iv) (A) any new Lender shall join this Agreement by executing such joinder documents required by the applicable Administrative Agent and/or (B) any existing Lender electing to increase its Domestic Revolving Commitment or Canadian Revolving Commitment, as applicable, shall have executed a commitment agreement satisfactory to the applicable Administrative Agent; and
     (v) as a condition precedent to such increase, the applicable Borrower shall deliver to the applicable Administrative Agent a certificate of each Canadian Loan Party or each Domestic Loan Party, as applicable, dated as of the date of such increase signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and (B) certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.02(g), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, (2) EMS is in compliance with the financial covenants of Section 8.11, and (3) no Default or Event of Default exists.
     The applicable Borrower shall prepay any Loans owing by it and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Domestic Revolving Commitments or Canadian Revolving Commitments, as applicable, arising from any nonratable increase in the Domestic Revolving Commitments or Canadian Revolving Commitments, as applicable, under this Section.
2.03 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the Domestic L/C Issuer agrees, in reliance upon the agreements of the Domestic Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until twenty (20) days prior to Letter of Credit Expiration Date, to issue Domestic Letters of Credit denominated in U.S. Dollars or in an Alternative Currency for the account of EMS or any of its Subsidiaries, and to amend or extend Domestic Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Domestic Letters of Credit; and (B) the Domestic Lenders severally agree to participate in Domestic Letters of Credit issued for the account of EMS or any of its Subsidiaries and any drawings thereunder; provided that after giving effect to any Domestic L/C Credit Extension with respect to any Domestic Letter of Credit, (x) the Total Domestic Revolving Outstandings shall not exceed the Aggregate Domestic Revolving Commitments, (y) the aggregate Outstanding Amount of the Domestic Revolving Loans of any Domestic Lender, plus such Domestic Lender’s Applicable Percentage of the Outstanding Amount of all Domestic L/C Obligations shall not exceed such Domestic Lender’s Domestic Revolving Commitment and (z) the Outstanding Amount of the Domestic L/C Obligations shall not exceed the Domestic Letter of Credit Sublimit. Each request by EMS for the issuance or amendment of a Domestic Letter of Credit shall be deemed to be a representation by EMS that the Domestic L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, EMS’s ability to obtain Domestic Letters of Credit shall be fully revolving, and accordingly EMS may, during the foregoing period, obtain Domestic Letters of Credit to replace Domestic Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Domestic Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
     (ii) Subject to the terms and conditions set forth herein, (A) the Canadian L/C Issuer agrees, in reliance upon the agreements of the Canadian Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until twenty (20) days prior to the Letter of Credit Expiration Date, to issue Canadian Letters of Credit denominated in Canadian Dollars or in an Alternative Currency for the account of the Canadian Borrower or any of its Subsidiaries, and to amend or extend Canadian Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Canadian Letters of Credit; and (B) the Canadian Lenders severally agree to participate in

Canadian Letters of Credit issued for the account of the Canadian Borrower or any of its Subsidiaries and any drawings thereunder; provided that after giving effect to any Canadian L/C Credit Extension with respect to any Canadian Letter of Credit, (x) the Total Canadian Revolving Outstandings shall not exceed the Aggregate Canadian Revolving Commitments and (y) the aggregate Outstanding Amount of the Canadian Revolving Loans of any Canadian Lender, plus such Canadian Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations shall not exceed such Canadian Lender’s Canadian Revolving Commitment. Each request by the Canadian Borrower for the issuance or amendment of a Canadian Letter of Credit shall be deemed to be a representation by the Canadian Borrower that the Canadian L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Canadian Borrower’s ability to obtain Canadian Letters of Credit shall be fully revolving, and accordingly the Canadian Borrower may, during the foregoing period, obtain Canadian Letters of Credit to replace Canadian Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Canadian Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
     (iii) Neither the Domestic L/C Issuer nor the Canadian L/C Issuer shall issue any Letter of Credit, if:
     (A) subject to Section 2.03(b)(iii), (I) the expiry date of such requested standby Letter of Credit would occur more than three years after the date of issuance or last extension, unless the Required Domestic Lenders or the Required Canadian Lenders, as applicable, have approved such expiry date or (II) the expiry date of such requested commercial Letter of Credit would occur more than 180 days after the date of issuance or last extension, unless the Required Domestic Lenders or the Required Canadian Lenders, as applicable, have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the Domestic Lenders or the Canadian Lenders, as applicable, have approved such expiry date.
     (iv) Neither the Domestic L/C Issuer nor the Canadian L/C Issuer shall issue any Letter of Credit, if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to borrowers generally;

     (C) except as otherwise agreed by the applicable Administrative Agent and the applicable L/C Issuer, such Letter of Credit is (i) a Domestic Letter of Credit, in an initial stated amount less than US$50,000 (unless otherwise agreed with the Domestic L/C Issuer) and (ii) a Canadian Letter of Credit, in an initial stated amount less than CAN$50,000 (unless otherwise agreed with the Canadian L/C Issuer);
     (D) (i) with respect to any Domestic Letter of Credit, such Domestic Letter of Credit is to be denominated in a currency other than U.S. Dollars or an Alternative Currency or (ii) with respect to any Canadian Letter of Credit, such Canadian Letter of Credit is to be denominated in a currency other than Canadian Dollars or an Alternative Currency; or
     (E) a default of any Domestic Lender’s or Canadian Lender’s obligations, as applicable, to fund under Section 2.03(c) exists or any Domestic Lender or Canadian Lender, as applicable, is at such time a Defaulting Lender hereunder, unless the applicable L/C Issuer has entered into satisfactory arrangements with the applicable Borrower or such Lender to eliminate such L/C Issuer’s risk with respect to such Lender.
     (v) Neither the Domestic L/C Issuer nor the Canadian L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (vi) Neither the Domestic L/C Issuer nor the Canadian L/C Issuer shall be under any obligation to amend any Letter of Credit if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vii) The Domestic L/C Issuer shall act on behalf of the Domestic Lenders with respect to any Domestic Letters of Credit issued by it and the documents associated therewith. The Canadian L/C Issuer shall act on behalf of the Canadian Lenders with respect to any Canadian Letters of Credit issued by it and the documents associated therewith. Each L/C Issuer shall have all of the benefits and immunities (A) provided to each Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the Domestic L/C Issuer or the Canadian L/C Issuer, as appropriate (with a copy to the applicable Administrative Agent) in the form of a Domestic Letter of Credit Application or a Canadian Letter of Credit Application, as applicable, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Domestic Letter of Credit Applications must be received by the Domestic L/C Issuer and the Domestic Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Domestic Administrative Agent and the Domestic L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Domestic Letter of Credit, such Domestic Letter of Credit Application shall specify in form and detail satisfactory to the Domestic L/C Issuer: (A) the proposed issuance date of the requested Domestic Letter of Credit (which shall be a Business Day); (B) the amount and requested currency thereof and in the absence of specification of currency shall be deemed a request for a Domestic Letter of Credit denominated in U.S. Dollars; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Domestic L/C Issuer may require. Canadian Letter of Credit Applications must be received by the Canadian L/C Issuer and the Canadian Administrative Agent not later than 11:00 a.m. (Toronto time) at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Canadian Letter of Credit, such Canadian Letter of Credit Application shall specify in form and detail satisfactory to the Canadian L/C Issuer: (A) the proposed issuance date of the requested Canadian Letter of Credit (which shall be a Business Day); (B) the amount and requested currency thereof and in the absence of specification of currency shall be deemed a request for a Canadian Letter of Credit denominated in Canadian Dollars; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Canadian L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such L/C Issuer may require. Additionally, the applicable Borrower shall furnish to the applicable L/C Issuer and the applicable Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the applicable Administrative Agent may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the applicable Administrative Agent (by telephone or in writing) that such Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the applicable L/C Issuer will provide such Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the applicable Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or one of its Subsidiaries) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Domestic Letter of Credit, each Domestic Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Domestic L/C Issuer a risk participation in such Domestic Letter of Credit in an amount equal to the product of such Domestic Lender’s Applicable Percentage times the amount of such Domestic Letter of Credit, and immediately upon the issuance of each Canadian Letter of Credit, each Canadian Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Canadian L/C Issuer a risk participation in such Canadian Letter of Credit in an amount equal to the product of such Canadian Lender’s Applicable Percentage times the amount of such Canadian Letter of Credit.
     (iii) If a Borrower so requests in a Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, a Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the applicable Administrative Agent that the Required Domestic Lenders or the Required Canadian Lenders, as applicable, have elected not to permit such extension or (2) from the Domestic Administrative Agent, the Canadian Administrative Agent, any Lender or either Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.
     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the applicable Borrower and the applicable Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
(i) (A) Upon receipt from the beneficiary of any Domestic Letter of Credit of any notice of a drawing under such Domestic Letter of Credit, the Domestic L/C Issuer shall notify EMS and the Domestic Administrative Agent thereof, including, in the case of a Domestic Letter of Credit denominated in an Alternative Currency, both the Alternative Currency amount of such drawing and the U.S. Dollar Equivalent thereof. In the case of a Domestic Letter denominated in an Alternative Currency, the EMS shall reimburse the Domestic L/C Issuer in U.S. Dollars in the U.S. Dollar Equivalent of the amount of the applicable drawing. Not later than 11:00 a.m. on the date of any payment by the Domestic L/C Issuer under a Domestic Letter of Credit (each such date, a “Domestic Honor Date”), EMS shall reimburse the Domestic L/C Issuer through the Domestic Administrative Agent in U.S. Dollars in an amount equal to the U.S. Dollar Equivalent of the amount of such drawing (expressed in U.S. Dollars in the amount of the U.S. Dollar Equivalent thereof). If EMS fails to so reimburse the Domestic L/C Issuer by such time, the Domestic L/C Issuer shall promptly notify the Domestic Administrative Agent of the Domestic Honor Date and the amount of the unreimbursed drawing shall become the unreimbursed amount (the “Domestic Unreimbursed Amount”). The Domestic Administrative Agent shall promptly notify each Domestic Lender of the Domestic Honor Date, the Domestic Unreimbursed Amount, and the amount of such Domestic Lender’s Applicable Percentage thereof. In such event, EMS shall be deemed to have requested a Domestic Revolving Borrowing of Base Rate Loans to be disbursed on the Domestic Honor Date in an amount equal to the Domestic Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Domestic Revolving Borrowing, the Total Domestic Revolving Outstandings shall not exceed the Aggregate Domestic Revolving Commitments. Any notice given by the Domestic L/C Issuer or the Domestic Administrative Agent pursuant to this Section 2.03(c)(i)(A) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (B) Upon receipt from the beneficiary of any Canadian Letter of Credit of any notice of a drawing under such Canadian Letter of Credit, the Canadian L/C Issuer shall notify the Canadian Borrower and the Canadian Administrative Agent thereof, including, in the case of a Letter of Credit denominated in an Alternative Currency, both the Alternative Currency amount of such drawing and the Canadian Dollar Equivalent thereof. In the case of a Canadian Letter of Credit denominated in an Alternative Currency, the Canadian Borrower shall reimburse the Canadian L/C Issuer in Canadian Dollars; provided, that, the Canadian Borrower may reimburse the Canadian L/C Issuer in Alternative Currency if such reimbursement is received by the Canadian L/C Issuer on the date the drawing is paid by the Canadian L/C Issuer. In the case of any such reimbursement in Canadian Dollars of a drawing under a Canadian Letter of Credit denominated in an Alternative Currency, the Canadian L/C Issuer shall notify the Canadian Borrower of the Canadian Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. (Toronto time) on the date of any payment by the Canadian L/C Issuer under a Canadian Letter of Credit to be reimbursed in Canadian Dollars, or 11:00 a.m. on the date of any payment by the Canadian L/C Issuer under a Canadian Letter of Credit to be reimbursed in an Alternative Currency (each such date, a “Canadian Honor Date”), the Canadian Borrower shall reimburse the Canadian L/C Issuer through the Canadian Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Canadian Borrower fails to so reimburse the Canadian L/C Issuer by such time, the Canadian L/C Issuer shall promptly notify the Canadian Administrative Agent of the Canadian Honor Date and the amount of the unreimbursed drawing shall become the unreimbursed amount (expressed in Canadian Dollars in the amount of the Canadian Dollar Equivalent thereof in the case of a Canadian Letter of Credit denominated in an Alternative Currency) (the “Canadian Unreimbursed Amount”). The Canadian Administrative Agent shall promptly notify each Canadian Lender of the Canadian Honor Date, the Canadian Unreimbursed Amount, and the amount of such Canadian Lender’s Applicable Percentage thereof. In such event, the Canadian Borrower shall be deemed to have requested a Canadian Revolving Borrowing of Base Rate Loans to be disbursed on the Canadian Honor Date in an amount equal to the Canadian Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Canadian Revolving Borrowing, the Total Canadian Revolving Outstandings shall not exceed the Aggregate Canadian Revolving Commitments. Any notice given by the Canadian L/C Issuer or the Canadian Administrative Agent pursuant to this Section 2.03(c)(i)(B) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) (A) Each Domestic Lender shall upon any notice pursuant to Section 2.03(c)(i)(A) make funds available to the Domestic Administrative Agent for the account of the Domestic L/C Issuer, in U.S. Dollars, at the Domestic Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Domestic Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Domestic Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii)(A), each Domestic Lender that so makes funds available shall be deemed to have made a Base Rate Loan to EMS in such amount. The Domestic Administrative Agent shall remit the funds so received to the Domestic L/C Issuer in U.S. Dollars.
     (B) Each Canadian Lender shall upon any notice pursuant to Section 2.03(c)(i)(B) make funds available to the Canadian Administrative Agent for the account of the Canadian L/C Issuer, in Canadian Dollars, at the Canadian Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Canadian Unreimbursed Amount not later than 1:00 p.m. (Toronto time) on the Business Day specified in such notice by the Canadian Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii)(B), each Canadian Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Canadian Borrower in such amount. The Canadian Administrative Agent shall remit the funds so received to the Canadian L/C Issuer in Canadian Dollars.
(iii) (A) With respect to any Domestic Unreimbursed Amount that is not fully refinanced by a Domestic Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, EMS shall be deemed to have incurred from the Domestic L/C Issuer a Domestic L/C Borrowing in the amount of the Domestic Unreimbursed Amount that is not so refinanced, which Domestic L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Domestic Lender’s payment to the Domestic Administrative Agent for the account of the Domestic L/C Issuer pursuant to Section 2.03(c)(ii)(A) shall be deemed payment in respect of its participation in such Domestic L/C Borrowing and shall constitute a Domestic L/C Advance from such Domestic Lender in satisfaction of its participation obligation under this Section 2.03.
     (B) With respect to any Canadian Unreimbursed Amount that is not fully refinanced by a Canadian Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Canadian Borrower shall be deemed to have incurred from the Canadian L/C Issuer a Canadian L/C Borrowing in the amount of the Canadian Unreimbursed Amount that is not so refinanced, which Canadian L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Canadian Lender’s payment to the Canadian Administrative Agent for the account of the Canadian L/C Issuer pursuant to Section 2.03(c)(ii)(B) shall be deemed payment in respect of its participation in such Canadian L/C Borrowing and shall constitute a Canadian L/C Advance from such Canadian Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Lender funds its Revolving Loan or L/C Advance, as applicable, pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.
     (v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable L/C Issuer, any Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the applicable Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the applicable Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the applicable Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the applicable Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the applicable Administrative Agent receives for the account of the applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the applicable Administrative Agent), the applicable Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by such Administrative Agent.
     (ii) If any payment received by an Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Lender shall pay to the applicable Administrative Agent for the account of the applicable L/C Issuer its Applicable Percentage thereof on demand of the applicable Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

     (e) Obligations Absolute. The obligation of the applicable Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
     (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the applicable Borrower or in the relevant currency markets generally; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.
     The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the applicable Borrower’s instructions or other irregularity, the applicable Borrower will promptly notify the applicable L/C Issuer. The applicable Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of the L/C Issuers. Each of the Lenders and the Borrowers agrees that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agents, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Domestic Lenders or the Required Canadian Lenders, as

applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Documents. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to such Borrower’s use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the applicable Borrower’s pursuing such rights and remedies as such Borrower may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agents, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the applicable Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the applicable Borrower that such Borrower proves were caused by the applicable L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral.
     (i) Upon the request of the applicable Administrative Agent, (A) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) in addition to the requirement to provide Cash Collateral in the following sentence, if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the applicable Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of its L/C Obligations. Furthermore, if Letters of Credit have been issued pursuant to Section 2.03 with expiry dates beyond the Letter of Credit Expiration Date, then not later than thirty (30) days prior to the Letter of Credit Expiration Date, the applicable Borrower shall Cash Collateralize with the applicable Administrative Agent cash equal to 105% of the Outstanding Amount of such Domestic Letters of Credit or Canadian Letters of Credit, as applicable, as of such date plus any accrued and unpaid interest thereon.
     (ii) The Canadian Administrative Agent may, at any time and from time to time, request that Cash Collateral be provided to the extent the Canadian Dollar Equivalent of all outstanding Canadian Obligations exceeds the Canadian Revolving Commitments due to an exchange rate fluctuation.
     (iii) EMS hereby grants to the Domestic Administrative Agent, for the benefit of the Domestic L/C Issuer and the Domestic Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral for the Domestic L/C Obligations shall be maintained in blocked, interest bearing deposit accounts at Bank of America. The Canadian Borrower hereby grants to the Canadian Administrative Agent, for the benefit of the Canadian L/C Issuer and the Canadian Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral for the Canadian L/C Obligations shall be maintained in blocked, interest bearing deposit accounts at Bank of America, acting through its Canada branch.
     (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Domestic Letter of Credit or Existing Canadian Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.
     (i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Subsidiary of a Borrower, the applicable Borrower shall be obligated to reimburse the applicable L/C Issuer for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of either of any Subsidiary of any Borrower inures to the benefit of such Borrower, and that such Borrower’s businesses derive substantial benefits from the businesses of such Subsidiaries.
     (j) Letter of Credit Fees. EMS shall pay to the Domestic Administrative Agent for the account of each Domestic Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Domestic Letter of Credit Fee”) for each Domestic Letter of Credit equal to the Applicable Rate times the U.S. Dollar Equivalent of the daily amount available to be drawn under such Domestic Letter of Credit. The Canadian Borrower shall pay to the Canadian Administrative Agent for the account of each Canadian Lender in accordance with its Applicable Percentage a Letter of Credit fee for each Canadian Letter of Credit (the “Canadian Letter of Credit Fee”) equal to the Applicable Rate times the Canadian Dollar Equivalent of the daily amount available to be drawn under such Canadian Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. The Domestic Letter of Credit Fee and the Canadian Letter of Credit Fee shall be (A) computed on a quarterly basis in arrears and (B) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of each such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Upon the request of the Required Domestic Lenders, while any Event of Default exists, all Domestic Letter of Credit Fees shall accrue at the Default Rate. Upon the request of the Required Canadian Lenders, while any Event of Default exists, all Canadian Letter of Credit Fees shall accrue at the Default Rate.
     (k) Fronting Fee and Documentary and Processing Charges. EMS shall pay directly to the Domestic L/C Issuer for its own account in U.S. Dollars a fronting fee (i) with respect to each Domestic Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the U.S. Dollar Equivalent of the daily amount available to be drawn under such Domestic Letter of Credit (whether or not such maximum amount is then in effect under such Domestic Letter of Credit) on a quarterly basis in arrears and (ii) with respect to any amendment of a commercial Domestic Letter of Credit increasing the amount of such Domestic Letter of Credit, at a rate separately agreed between EMS and the Domestic L/C Issuer (such rate not to exceed the rate in the Fee Letter for fronting fees), computed on the U.S. Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment. The Canadian Borrower shall pay directly to the Canadian L/C Issuer for its own account a fronting fee (i) with respect to each Canadian Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the Canadian Dollar Equivalent of the daily amount available to be drawn under such Canadian Letter of Credit (whether or not such maximum amount is then in effect under such Canadian Letter of Credit) on a quarterly basis in arrears and (ii) with respect to any amendment of a commercial Canadian Letter of Credit increasing the amount of such Canadian Letter of Credit, at a rate separately agreed between the Canadian Borrower and the Canadian L/C Issuer (such rate not to exceed the rate in the Fee Letter for fronting fees), computed on the Canadian Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment. Such fronting fees shall be due and payable on the last Business Day of each March, June, September and December in respect of each quarter period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of any such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Domestic Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, (i) EMS shall pay directly to the Domestic L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Domestic L/C Issuer relating to letters of credit as from time to time in effect and (ii) the Canadian Borrower shall pay directly to the Canadian L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Canadian L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (l) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
2.04 Prepayments.
     (a) Voluntary Prepayment. The Loans may be prepaid, in whole or in part without premium or penalty, upon notice from the applicable Borrower; provided that (A) such notice must be received not later than 11:00 a.m. by the Domestic Administrative Agent, with respect to any Domestic Revolving Loans, and not later than 11:00 a.m. (Toronto time) by the Canadian Administrative Agent, with respect to Canadian Revolving Loans, (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans denominated in U.S. Dollars or Canadian Dollars, (2) on the date of prepayment of Base Rate Loans that are Domestic Revolving Loans and (3) (x) one Business Day prior to any date of prepayment of Base Rate Loans that are Canadian Revolving Loans denominated in U.S. Dollars and (y) on the date of prepayment of any Base Rate Loans that are Canadian Revolving Loans denominated in Canadian Dollars, and (4) four Business Days prior to any date of prepayment of Eurodollar Rate Loans that are Domestic Revolving Loans denominated in Euros; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of (1) with respect to Domestic Revolving Loans and Canadian Revolving Loans denominated in U.S. Dollars, US$1,000,000 or a whole multiple of US$500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding) (2) with respect to Canadian Revolving Loans denominated in Canadian Dollars, CAN $1,000,000 or a whole multiple of CAN $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding), and (3) with respect to Domestic Revolving Loans denominated in Euros, US$1,000,000 or a whole multiple of US$500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of (1) with respect to Domestic Revolving Loans and Canadian Revolving Loans denominated in U.S. Dollars, US$500,000 or a whole multiple of US$100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding), and (2) with respect to Canadian Revolving Loans denominated in Canadian Dollars, CAN$500,000 or a whole multiple of CAN$100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The applicable Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.
     (b) Mandatory Prepayments of Loans.
     (i) Revolving Commitments.
     (A) Domestic Revolving Commitments. (1) If for any reason the Total Domestic Revolving Outstandings at any time exceed the Aggregate Domestic Revolving Commitments then in effect, EMS shall immediately prepay the Domestic Revolving Loans and/or Cash Collateralize the Domestic L/C Obligations in an aggregate amount equal to such excess.
     (2) Euro Currency Sublimit. If the Domestic Administrative Agent notifies EMS at any time that the Outstanding Amount of all Domestic Revolving Loans denominated in Euros exceeds the Euro Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, EMS shall prepay Domestic Revolving Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed the Euro Currency Sublimit then in effect.
     (B) Canadian Revolving Commitments. If for any reason the Total Canadian Revolving Outstandings at any time exceed the Aggregate Canadian Revolving Commitments then in effect, the Canadian Borrower shall immediately prepay the Canadian Revolving Loans and/or Cash Collateralize the Canadian L/C Obligations in an aggregate amount equal to such excess.
     (ii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.04(b) shall be applied as follows:
     (A) (1) with respect to all amounts prepaid pursuant to Section 2.04(b)(i)(A)(1), to Domestic Revolving Loans and (after all Domestic Revolving Loans have been repaid) to Cash Collateralize the Domestic L/C Obligations; and
          (2) with respect to all amounts prepaid pursuant to Section 2.04(b)(i)(B), to Canadian Revolving Loans and (after all Canadian Revolving Loans have been repaid) to Cash Collateralize the Canadian L/C Obligations.
Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.04(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
2.05 Termination or Reduction of Commitments.
     (a) Domestic Revolving Commitments. EMS may, upon notice to the Domestic Administrative Agent, terminate the Aggregate Domestic Revolving Commitments, or from time to time permanently reduce the Aggregate Domestic Revolving Commitments; provided that (i) any such notice shall be received by the Domestic Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of US$1,000,000 or any whole multiple of US$500,000 in excess thereof, (iii) EMS shall not terminate or reduce the Aggregate Domestic Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Domestic Revolving Outstandings would exceed the Aggregate Domestic Revolving Commitments as so reduced, and (iv) if, after giving effect to any reduction of the Aggregate Domestic Revolving Commitments, the Domestic Letter of Credit Sublimit or the Euro Currency Sublimit exceeds the amount of the Aggregate Domestic Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Domestic Administrative Agent will promptly notify the applicable Lenders of any such notice of termination or reduction of the Aggregate Domestic Revolving Commitments. The amount of any such Aggregate Domestic Revolving Commitment reduction shall not be applied to the Domestic Letter of Credit Sublimit or the Euro Currency Sublimit unless otherwise specified by EMS. Any reduction of the Aggregate Domestic Revolving Commitments shall be applied to the Domestic Revolving Commitment of each Domestic Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Domestic Revolving Commitments shall be paid on the effective date of such termination.
     (b) Canadian Revolving Commitments. The Canadian Borrower may, upon notice to the Canadian Administrative Agent, terminate the Aggregate Canadian Revolving Commitments, or from time to time permanently reduce the Aggregate Canadian Revolving Commitments; provided that (i) any such notice shall be received by the Canadian Administrative Agent not later than 11:00 a.m. (Toronto time) five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of CAN$1,000,000 or any whole multiple of CAN$500,000 in excess thereof, and (iii) the Canadian Borrower shall not terminate or reduce the Aggregate Canadian Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Canadian Revolving Outstandings would exceed the Aggregate Canadian Revolving Commitments, as so reduced. The Canadian Administrative Agent will promptly notify the applicable Lenders of any such notice of termination or reduction of the Aggregate Canadian Revolving Commitments. Any reduction of the Aggregate Canadian Revolving Commitments shall be applied to the Canadian Revolving Commitment of each Canadian Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Canadian Revolving Commitments shall be paid on the effective date of such termination.
2.06 Repayment of Loans.
     (a) EMS shall repay to the Domestic Lenders on the Maturity Date the aggregate principal amount of all Domestic Revolving Loans outstanding on such date.
     (b) The Canadian Borrower shall repay to the Canadian Lenders on the Maturity Date the aggregate principal amount of all Canadian Revolving Loans outstanding on such date.
2.07 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

     (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Upon the request of the Required Domestic Lenders, while any Default or Event of Default exists, EMS shall pay interest on the principal amount of all outstanding Obligations (other than Canadian Obligations) hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Upon the request of the Required Canadian Lenders, while any Default or Event of Default exists, the Canadian Borrower shall pay interest on the principal amount of all outstanding Canadian Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.08 Fees.
     In addition to certain fees described in subsections (j) and (k) of Section 2.03:
     (a) (i) Domestic Commitment Fee. EMS shall pay to the Domestic Administrative Agent for the account of each Domestic Lender in accordance with its Applicable Percentage, a commitment fee (the “Domestic Commitment Fee”) equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Domestic Revolving Commitments exceed the sum of (y) the Outstanding Amount of Domestic Revolving Loans and (z) the Outstanding Amount of Domestic L/C Obligations. The Domestic Commitment Fee shall accrue at all times during the Domestic Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Domestic Availability Period. The Domestic Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
     (ii) Canadian Commitment Fee. The Canadian Borrower shall pay to the Canadian Administrative Agent for the account of each Canadian Lender in accordance with its Applicable Percentage, a commitment fee (the “Canadian Commitment Fee”) equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Canadian Revolving

Commitments exceed the sum of (y) the Outstanding Amount of Canadian Revolving Loans and (z) the Outstanding Amount of Canadian L/C Obligations. The Canadian Commitment Fee shall accrue at all times during the Canadian Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Canadian Availability Period. The Canadian Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
     (b) Fee Letter. EMS shall pay to the Domestic Administrative Agent and the Canadian Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.09 Computation of Interest and Fees.
     (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” as determined by the applicable Administrative Agent shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the applicable Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (b) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.
     (c) If, as a result of any restatement of or other adjustment to the financial statements of EMS or for any other reason, EMS or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by EMS as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, EMS shall immediately and retroactively be obligated to pay to the applicable Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the applicable Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to EMS under the Debtor Relief Laws, automatically and without further action by the applicable Administrative Agent, any Lender or the applicable L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agents, any Lender or the L/C Issuers, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.07(b) or under Article IX. EMS’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.10 Evidence of Debt.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the applicable Administrative Agent in the ordinary course of business. The accounts or records maintained by the applicable Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the applicable Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the applicable Administrative Agent in respect of such matters, the accounts and records of the applicable Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the applicable Administrative Agent, the applicable Borrower shall execute and deliver to such Lender (through the applicable Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such Note shall (i) in the case of Domestic Revolving Loans, be in the form of Exhibit 2.10(a)(i) (a “Domestic Revolving Note”) and (ii) in the case of Canadian Revolving Loans, be in the form of Exhibit 2.10(a)(ii) (a “Canadian Revolving Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the applicable Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in applicable Letters of Credit. In the event of any conflict between the accounts and records maintained by the applicable Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the applicable Administrative Agent shall control in the absence of manifest error.
2.11 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, (i) all payments by EMS hereunder with respect to principal and interest on Domestic Revolving Loans (A) denominated in U.S. Dollars shall be made to the Domestic Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Domestic Administrative Agent’s Office in U.S. Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein and (B) denominated in Euros shall be made to the Domestic Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Domestic Administrative Agent’s Office in Euros and in immediately available funds not later than 2:00 p.m. on the date specified herein, and (ii) all payments by the Canadian Borrower hereunder with respect to principal and interest on Canadian Revolving Loans (A) denominated in Canadian Dollars shall be made to the Canadian Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Canadian Administrative Agent’s Office in Canadian Dollars and in immediately available funds not later than 2:00 p.m. (Toronto time) on the dates specified herein, and (B) denominated in U.S. Dollars shall be made to the Canadian Administrative Agent at the Canadian Administrative Agent’s Office in U.S. Dollars and in immediately available finds not later than 2:00 p.m. on the date specified herein. Without limiting the generality of the foregoing, (i) the Domestic Administrative Agent may require that any payments due under this Agreement be made in the United States and (ii) the Canadian Administrative Agent may require that any payments due from the Canadian Borrower under this Agreement be made in Canada. If, for any reason, (a) EMS is prohibited by any Law from making any required payment hereunder in Euros, EMS shall make such payment in U.S. Dollars in the U.S. Dollar Equivalent of Euros

and/or (b) the Canadian Borrower is prohibited from making any required payment hereunder in U.S. Dollars, the Canadian Borrower shall make such payment in Canadian Dollars in the Canadian Dollar Equivalent of U.S. Dollars. The applicable Administrative Agent will promptly distribute to each Lender its Applicable Percentage of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by (x) the Domestic Administrative Agent after 2:00 p.m. and (y) the Canadian Administrative Agent after 2:00 p.m. (Toronto time) shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)	(i) Funding by Lenders; Presumption by the Administrative Agent. Unless the applicable Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon Eastern time on the date of such Borrowing) that such Lender will not make available to the applicable Administrative Agent such Lender’s share of such Borrowing, the applicable Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the applicable Administrative Agent, then such Lender and the applicable Borrower severally agree to pay to the applicable Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the applicable Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the applicable Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the applicable Borrower, the interest rate applicable to Base Rate Loans. If the applicable Borrower and such Lender shall pay such interest to the applicable Administrative Agent for the same or an overlapping period, the applicable Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by the applicable Borrower for such period. If such Lender pays its share of the applicable Borrowing to the applicable Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the applicable Borrower shall be without prejudice to any claim the applicable Borrower may have against a Lender that shall have failed to make such payment to the applicable Administrative Agent.

(ii)	Payments by Borrower; Presumptions by Administrative Agent. Unless the applicable Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the applicable Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer hereunder that the applicable Borrower will not make such payment, the applicable Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the applicable Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the applicable Administrative Agent forthwith on demand the amount so distributed to such Lender or the applicable L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the applicable Administrative Agent, at the Overnight Rate.
          A notice of the applicable Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the applicable Administrative Agent, as the case may be, funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the applicable Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the applicable Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participations or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     (f) Allocation of Funds. If at any time insufficient funds are received by or are available to an Administrative Agent to pay fully all amounts of principal and Domestic L/C Borrowings, Canadian L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Article III) incurred by each Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal, Domestic L/C Borrowings and Canadian L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, Domestic L/C Borrowings and Canadian L/C Borrowings then due to such parties.
2.12 Sharing of Payments by Lenders.
     (a) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify each Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in (1) Domestic Revolving Loans and subparticipations in Domestic L/C Obligations of the other Lenders if such Lender is a Domestic Lender and/or (2) the Canadian Revolving Loans and subparticipations in Canadian L/C Obligations of the other Lenders if such Lender is a Canadian Lender, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders, as applicable, ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Loan Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Administrative Agent, each Lender and each L/C Issuer within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender or an L/C Issuer

(with a copy to the applicable Administrative Agent), or by the applicable Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the applicable Borrower shall deliver to the applicable Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the applicable Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the applicable Borrower (with a copy to the applicable Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower or the applicable Administrative Agent such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the applicable Borrower or the applicable Administrative Agent shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the applicable Administrative Agent as will enable such Borrower or the applicable Administrative Agent to determine whether or not such Lender is subject to backup withholding, withholding or information reporting requirements.
     Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to such Borrower and the applicable Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the applicable Borrower or the applicable Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of either Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If an Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this

Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of such Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Administrative Agent, such Lender or such L/C Issuer in the event such Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require either Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.
3.02 Illegality.
     If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans (whether denominated in U.S. Dollars, Canadian Dollars or Euros) or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, U.S. Dollars, Canadian Dollars or Euros in the applicable interbank market, then, on notice thereof by such Lender to the applicable Borrower through the applicable Administrative Agent any obligation of such Lender to make or continue Eurodollar Rate Loans in the affected currency or currencies or, to convert Base Rate Loans to Eurodollar Rate Loans, as applicable, shall be suspended until such Lender notifies the applicable Administrative Agent and such Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to the applicable Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03 Inability to Determine Rates.
     If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in U.S. Dollars, Canadian Dollars or Euros) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan (whether denominated in U.S. Dollars, Canadian Dollars or Euros), or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the applicable Administrative Agent will promptly so notify the applicable Borrower and each applicable Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans in the affected currency or currencies shall be suspended until the applicable Administrative Agent revokes such notice. Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or any L/C Issuer;
     (ii) subject any Lender or any L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer);
     (iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurodollar Rate Loans; or
     (iv) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement, Eurodollar Rate Loans made by such Lender, any Letter of Credit or any participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the applicable Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by or participations in Letters of Credit held by, such Lender, the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender, such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

     (c) Certificates for Reimbursement. A certificate of a Lender or any L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, and delivered to the applicable Borrower shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurodollar Rate Loans. The applicable Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal points) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which, in each case, shall be due and payable on each date on which interest is payable on such Loan; provided the applicable Borrower shall have received at least 10 days’ prior notice (with a copy to the applicable Administrative Agent) of such additional interest or costs from such Lender. If a Domestic Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten (10) days from receipt of such notice.
3.05 Compensation for Losses.
     Upon demand of any Lender (with a copy to the applicable Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by such Borrower;
     (c) any failure by such Borrower to make payment of any Loan denominated in an Alternative Currency on its scheduled date or any payment thereof in a different currency; or

     (d) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 11.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
     For purposes of calculating amounts payable by a Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or either Borrower is required to pay any additional amount to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. Such Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Sections 3.01, 3.02 or 3.04, such Borrower may replace such Lender in accordance with Section 11.13.
3.07 Survival.
     All of the obligations of the Borrowers under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and resignation of any Administrative Agent.
ARTICLE IV
GUARANTY
4.01 The Guaranty.
     (a) Each of the Domestic Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract or a Treasury Management Agreement with a Loan Party, and the Domestic Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Domestic Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Domestic Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
     (b) Each of the Canadian Guarantors hereby jointly and severally guarantees to each Canadian Lender, each Affiliate of a Canadian Lender that enters into a Swap Contract or a Treasury Management Agreement with a Canadian Loan Party that is a Canadian Subsidiary, and the Canadian Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Canadian Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Canadian Guarantors hereby further agree that if any of the Canadian Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Canadian Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Canadian Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
     (c) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.
4.02 Obligations Unconditional.
     (a) The obligations of the Domestic Guarantors under Section 4.01(a) are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02(a) that the obligations of the Domestic Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Domestic Guarantor agrees that such Domestic Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against EMS or any other Domestic Guarantor for amounts paid under this Article IV until such time as the Obligations (other than any indemnity obligations that, by their terms, survive the termination of this Agreement) have been paid in full and the Commitments have expired or terminated.
     (b) The obligations of the Canadian Guarantors under Section 4.01(b) are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Canadian Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02(b) that the obligations of the Canadian Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Canadian Guarantor agrees that such Canadian Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Canadian Borrower or any other Canadian Guarantor for amounts paid under this Article IV until such time as the Canadian Obligations (other than any indemnity obligations that, by their terms, survive the termination of this Agreement) have been paid in full and the Canadian Revolving Commitments have expired or terminated.
     (c) Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:
     (i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
     (ii) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract or any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts or Treasury Management Agreements shall be done or omitted;
     (iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract or any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
     (iv) any Lien granted to, or in favor of, an Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or
     (v) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
     With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract or any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.
4.03 Reinstatement.
     (a) The obligations of the Domestic Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Domestic Guarantor agrees that it will indemnify each Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by such Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
     (b) The obligations of the Canadian Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Canadian Obligations is rescinded or must be otherwise restored by any holder of any of the Canadian Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Canadian Guarantor agrees that it will indemnify the Canadian Administrative Agent and each Canadian Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Canadian Administrative Agent or such Canadian Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
4.04 Certain Additional Waivers.
     Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation consistent with Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.
4.05 Remedies.
     (a) The Domestic Guarantors agree that, to the fullest extent permitted by law, as between the Domestic Guarantors, on the one hand, and the Administrative Agents and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01(a) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Domestic Guarantors for purposes of Section 4.01(a). The Domestic Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.
     (b) The Canadian Guarantors agree that, to the fullest extent permitted by law, as between the Canadian Guarantors, on the one hand, and the Canadian Administrative Agent and the Canadian Lenders, on the other hand, the Canadian Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01(b) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Canadian Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Canadian Obligations being deemed to have become automatically due and payable), the Canadian Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Canadian Guarantors for purposes of Section 4.01(b). The Canadian Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Canadian Collateral Documents and that the applicable Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.
     (a) The Domestic Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Domestic Guarantor shall have a right of contribution from each other Domestic Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations (other than any indemnity obligations that, by their terms, survive the termination of this Agreement) have been paid in full and the Commitments have expired or terminated, and none of the Domestic Guarantors shall exercise any such contribution rights until the Obligations (other than any indemnity obligations that, by their terms, survive the termination of this Agreement) have been paid in full and the Commitments have expired or terminated.
     (b) The Canadian Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Canadian Guarantor shall have a right of contribution from each other Canadian Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Canadian Obligations until such time as the Canadian Obligations (other than any indemnity obligations that, by their terms, survive the termination of this Agreement) have been paid in full and the Canadian Revolving Commitments have expired or terminated, and none of the Canadian Guarantors shall exercise any such contribution rights until the Canadian Obligations (other than any indemnity obligations that, by their terms, survive the termination of this Agreement) have been paid in full and the Canadian Revolving Commitments have expired or terminated.
4.07 Guarantee of Payment; Continuing Guarantee.
     (a) The guarantee given by the Domestic Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
     (b) The guarantee given by the Canadian Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Canadian Obligations whenever arising.
ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
5.01 Conditions of Initial Credit Extension.
     The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     (a) Loan Documents. Receipt by the Domestic Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.
     (b) Opinions of Counsel. Receipt by the Domestic Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Domestic Administrative Agent, the Canadian Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance satisfactory to the Domestic Administrative Agent.

     (c) Financial Statements. The Domestic Administrative Agent shall have received:
     (i) the Audited Financial Statements; and
     (ii) the Interim Financial Statements.
     (d) No Material Adverse Change. There shall not have occurred a material adverse change since December 31, 2006 in the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of EMS and its Subsidiaries, taken as a whole.
     (e) Litigation. There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of any Borrower, threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
     (f) Organization Documents, Resolutions, Etc. Receipt by the Domestic Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance satisfactory to the Domestic Administrative Agent and its legal counsel:
     (i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;
     (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Domestic Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and
     (iii) such documents and certifications as the Domestic Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization or formation.
     (g) Perfection and Priority of Liens. Receipt by the applicable Administrative Agent of the following:
     (i) searches of Uniform Commercial Code, PPSA or other equivalent filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Domestic Administrative Agent’s security interest in the Domestic Collateral, the Canadian Administrative Agent’s security interest in the Canadian Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;
     (ii) UCC financing statements, PPSA financing statements, or the equivalent, for each appropriate jurisdiction as is necessary, in the applicable Administrative Agent’s sole discretion, to perfect the Domestic Administrative Agent’s security interest in the

Domestic Collateral and the Canadian Administrative Agent’s security interest in the Canadian Collateral;
     (iii) all certificates evidencing any certificated Equity Interests pledged pursuant to the Collateral Documents, together with duly executed in blank, undated stock powers attached thereto;
     (iv) searches of ownership of, and Liens on, intellectual property of each Loan Party in the appropriate governmental offices; and
     (v) duly executed notices of grant of security interest in the form required by the Collateral Documents as are necessary, (i) in the Domestic Administrative Agent’s sole discretion, to perfect the Domestic Administrative Agent’s security interest in the intellectual property of the Domestic Loan Parties, and (ii) in the Canadian Administrative Agent’s sole discretion, to perfect the Canadian Administrative Agent’s security interest in the intellectual property of the Canadian Loan Parties (other than any Domestic Guarantor).
     (h) Evidence of Insurance. Receipt by the applicable Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the applicable Administrative Agent as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance) on behalf of the Domestic Lenders or the Canadian Lenders, as applicable.
     (i) Termination of Existing Indebtedness. Receipt by the Administrative Agents of evidence that the Existing Credit Agreements concurrently with the Closing Date are being terminated and all Liens securing obligations under the Existing Credit Agreements concurrently with the Closing Date are being released.
     (j) Closing Certificate. Receipt by the Administrative Agents of a certificate signed by a Responsible Officer of EMS certifying that EMS and its Subsidiaries (after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto) are Solvent on a consolidated basis.
     (k) Fees. Receipt by the Administrative Agents and the Lenders of any fees required to be paid on or before the Closing Date.
     (l) Attorney Costs. EMS shall have paid all reasonable fees, charges and disbursements of counsel of the Administrative Agents to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of fees, costs and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between EMS and the Administrative Agents).
     Without limiting the generality of the provisions of Section 11.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the applicable Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02 Conditions to all Credit Extensions.
     The obligation of each Lender and each L/C Issuer to honor any Request for Credit Extension or make any Loan or other Credit Extension is subject to the following conditions precedent:
     (a) The representations and warranties of EMS and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.
     (b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
     (c) The applicable Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
     (d) In the case of a Domestic Revolving Loan to be denominated in Euros, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Domestic Administrative Agent or the Domestic Required Lenders would make it impracticable for such Domestic Revolving Loan to be denominated in Euros.
     Each Request for Credit Extension submitted by the applicable Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     The Loan Parties represent and warrant to the Domestic Administrative Agent, the Canadian Administrative Agent and the Lenders that:
6.01 Existence, Qualification and Power.
     Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under any Loan Documents to which it is a party and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.
     The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (except any Liens created pursuant to the Loan Documents) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB).
6.03 Governmental Authorization; Other Consents.
     No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than filings to perfect the security interests and Liens created by the Collateral Documents.
6.04 Binding Effect.
     Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each such Loan Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity.
6.05 Financial Condition; No Material Adverse Effect.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of EMS and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of EMS and its Subsidiaries as of the date thereof, including material liabilities for taxes, commitments and Indebtedness.
     (b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of EMS and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of EMS and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness, subject only to customary year-end adjustments which are not expected to be and are not reasonably likely to be material in amount or kind.
     (c) From the date of the Interim Financial Statements to and including the Closing Date, there has been no Disposition by EMS or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of EMS and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated and consolidating financial condition of EMS and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.
     (c) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated and consolidating financial condition, results of operations and cash flows of EMS and its Subsidiaries as of the dates thereof and for the periods covered thereby.
     (e) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
6.06 No Material Litigation.
     There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against EMS or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
6.07 No Default.
     Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
6.08 Ownership of Property; Liens.
     Each of EMS and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of EMS and its Subsidiaries is subject to no Liens, other than Permitted Liens.
6.09 Environmental Matters.
     Except as could not reasonably be expected to have a Material Adverse Effect:
     (a) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.
     (b) None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

     (c) Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.
     (d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.
     (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.
     (f) There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
6.10 Taxes.
     The Loan Parties and their Subsidiaries have filed all federal, state, provincial and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. The Loan Parties and their Subsidiaries have withheld and collected, and remitted to the appropriate Governmental Authorities all taxes required to be withheld, collected and remitted by them. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.
6.11 Pension Plans.
     (a) (i) Each U.S. Plan is in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and other Federal or state Laws except to the extent that the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each U.S. Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each U.S. Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any U.S. Plan.
     (ii) Each Canadian Pension Plan and Canadian Plan is in compliance in all material respects with its terms and the applicable provisions of Canadian federal and provincial Laws except to the extent that the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Canadian Pension Plan that is intended to qualify for tax deferred treatment under the Canadian Tax Act is duly registered under the Canadian Tax Act, and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such treatment. The Canadian Borrower and each Canadian Subsidiary have made all required contributions to each Canadian Pension Plan and each Canadian Plan.
     (b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any U.S. Plan, Canadian Plan or Canadian Pension Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any U.S. Plan, Canadian Plan or Canadian Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no U.S. Pension Plan has any U.S. Unfunded Pension Liability; (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any U.S. Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or Section 4243 of ERISA with respect to a U.S. Multiemployer Plan; and (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
     (d) (i) No Canadian Pension Event has occurred or is reasonably likely to occur; (ii) no Canadian Pension Plan has any Canadian Unfunded Pension Liability; (iii) none of the Canadian Loan Parties or Canadian Subsidiaries has incurred, or reasonably expects to incur, any liability (and no event has occurred which would result in such liability) with respect to withdrawal from a Canadian Multiemployer Plan.
6.12 Insurance.
     The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The insurance coverage of the Loan Parties and their Subsidiaries (other than any Foreign Subsidiary that is not a Canadian Subsidiary) as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.12.
6.13 Subsidiaries.
     Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary, together with (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Borrower or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable.

6.14 Federal Regulations; Investment Company Act; Other Regulations.
     (a) Neither Borrower is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) None of any Loan Party, any Person controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
6.15 Disclosure.
     Each Loan Party has disclosed to the applicable Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to any Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, each Loan Party represents only that such projected financial information was prepared in good faith based upon assumptions believed to be reasonable at the time.
6.16 Compliance with Laws.
     Each Loan Party and each Subsidiary and each of their respective real properties and improvements thereon is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
6.17 Intellectual Property; Licenses.
     Each Loan Party and its Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 6.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office, the United States Patent and Trademark Office or the Canadian Intellectual Property Office and owned by each Loan Party as of the Closing Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Loan Parties, the use of any IP Rights by any Loan Party or any of its Subsidiaries or the granting of a right or a license in respect of any IP Rights from any Loan Party or any of its Subsidiaries does not infringe on the rights of any Person. As of the Closing Date, none of the IP Rights owned by any of the Loan Parties or any of its Subsidiaries is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.17.

6.18 Solvency.
     The Loan Parties are Solvent on a consolidated basis.
6.19 Collateral Documents.
     The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens.
6.20 Business Locations.
     Set forth on Schedule 6.20(a) is a list of all real property located in the United States or Canada that is owned or leased by the Loan Parties as of the Closing Date. The exact legal name and state of organization of each Loan Party is as set forth on Schedule 6.13. Set forth on Schedule 6.20(b) is a list of (a) all locations in Canada where any personal property of a Loan Party is located, including province or territory where located and (ii) the chief executive office in Canada, if any, of the Canadian Borrower and each Canadian Subsidiary. Except as set forth on Schedule 6.20(c), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its jurisdiction of formation, or (iii) been party to a merger, consolidation or other change in structure.
6.21 Labor Matters.
     There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Subsidiary as of the Closing Date and neither any Loan Party nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.
ARTICLE VII
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit remain outstanding, the Loan Parties shall, and shall cause each Subsidiary to:
7.01 Financial Statements.
     Deliver to the Domestic Administrative Agent, in form and detail satisfactory to the Domestic Administrative Agent and the Required Lenders:
     (a) upon the earlier of the date that is ninety (90) days after the end of each fiscal year of the EMS or the date such information is filed with the SEC, a consolidated and consolidating balance sheet of EMS and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and prepared in accordance with GAAP, audited and certified by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which certification shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

     (b) upon the earlier of the date that is forty-five (45) days after the end of each of the first three quarters of each fiscal year of EMS or the date such information is filed with the SEC, a consolidated and consolidating balance sheet of EMS and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of EMS’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Responsible Officer of the EMS as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of EMS and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
7.02 Certificates; Other Information.
     Deliver to the Domestic Administrative Agent and each Lender, in form and detail satisfactory to the Domestic Administrative Agent and the Required Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examinations necessary therefore no knowledge was obtained of any Event of Default under Section 8.11, or, if any such Event of Default shall exist, stating the nature and status of such event;
     (b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of EMS;
     (c) within (30) days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2008, an annual budget of EMS and its Subsidiaries containing a pro forma income statement for each quarter of the next fiscal year;
     (d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Domestic Administrative Agent pursuant hereto;
     (e) promptly after any request by the Domestic Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of EMS by independent accountants in connection with the accounts or books of EMS or any Subsidiary, or any audit of any of them;
     (f) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;
     (g) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each non-confidential notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S.

jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
     (h) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Domestic Administrative Agent or any Lender may from time to time reasonably request; and
     (i) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and 7.01(b), a certificate of a Responsible Officer of EMS (i) listing with respect to EMS and each Domestic Subsidiary (A) all applications, if any, for Copyrights, Patents or Trademarks (each such term as defined in the Domestic Security Agreement) made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications for Copyrights, Patents and Trademarks (each such term as defined in the Domestic Security Agreement) received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (C) all Trademark Licenses, Copyright Licenses and Patent Licenses (each such term as defined in the Domestic Security Agreement) entered into since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (ii) listing with respect to the Canadian Borrower and each Canadian Subsidiary (A) all applications, if any, for Copyrights, Patents or Trademarks (each such term as defined in the Canadian Security Agreement) made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications for Copyrights, Patents and Trademarks (each such term as defined in the Canadian Security Agreement) received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (C) all Trademark Licenses, Copyright Licenses and Patent Licenses (each such term as defined in the Canadian Security Agreement) entered into since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (iii) attaching the insurance binder or other evidence of insurance for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements;
     Documents required to be delivered pursuant to Section 7.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which EMS posts such documents, or provides a link thereto on EMS’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on EMS’s behalf on an Internet or intranet website, if any, to which each Lender and each Administrative Agent have access (whether a commercial, third-party website or whether sponsored by an Administrative Agent); provided that: (i) EMS shall deliver paper copies of such documents to the Domestic Administrative Agent or any Lender that requests EMS to deliver such paper copies until a written request to cease delivering paper copies is given by the Domestic Administrative Agent or such Lender and (ii) EMS shall notify the Domestic Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Domestic Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance EMS shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Domestic Administrative Agent. Except for such Compliance Certificates, the Domestic Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by EMS with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

     The Borrowers hereby acknowledge that (a) an Administrative Agent and/or BAS will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to EMS or its securities) (each, a “Public Lender”). The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized any Administrative Agent, BAS and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agents and BAS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”
7.03 Notices.
     (a) Promptly (and in any event within two (2) Business Days) notify the Administrative Agents and each Lender of the occurrence of any Default.
     (b) Promptly (and in any event within five (5) Business Days) notify the Administrative Agents and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws.
     (c) Promptly (and in any event within five (5) Business Days) notify the Administrative Agents and each Lender of the occurrence of any ERISA Event or Canadian Pension Event which could reasonably be expected to have an adverse outcome in excess of the Threshold Amount.
     (d) Promptly (and in any event within five (5) Business Days) notify the Administrative Agents and each Lender of any material change in accounting policies or financial reporting practices by any Borrower or any Subsidiary, including any determination by any Borrower referred to in Section 2.09(c).
     (e) Upon the reasonable written request of the applicable Administrative Agent following the occurrence of any event or the discovery of any condition which such Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.09 to be untrue in any material respect, furnish or cause to be furnished to the applicable Administrative Agent, at the Loan Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the applicable Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any Facilities and as to the compliance by EMS or any of its Subsidiaries with Environmental Laws at such Facilities. If the Loan Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the applicable

Administrative Agent may arrange for the same, and the Loan Parties hereby grant to the applicable Administrative Agent and their representatives access to the Facilities to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by an Administrative Agent pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents.
     Each notice pursuant to this Section 7.03(a) through (e) shall be accompanied by a statement of a Responsible Officer of EMS setting forth details of the occurrence referred to therein and stating what action EMS has taken and proposes to take with respect thereto. Each notice pursuant to this Section 7.03 shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
7.04 Payment of Obligations.
     Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by either Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, other than Permitted Liens and (c) all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
7.05 Maintenance of Existence.
     (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.
     (b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (c) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (d) Preserve or renew all of its registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
7.06 Maintenance of Properties.
     (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.
     (b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (c) Use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07 Maintenance of Insurance.
     Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The applicable Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the applicable Administrative Agent, that it will give such Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled (other than the provider of EMS’s insurance who shall agree to endeavor to provide the Domestic Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled).
7.08 Compliance with Laws.
     Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
7.09 Books and Records.
     (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party, as the case may be.
     (b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.
7.10 Inspection Rights.
     Permit representatives and independent contractors of any Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of EMS and at such reasonable times during normal business hours, upon reasonable advance notice to EMS; provided, however, that when an Event of Default exists any Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of EMS at any time during normal business hours and without advance notice.
7.11 Use of Proceeds.
     Use the proceeds of the Credit Extensions (a) to refinance existing Indebtedness and (b) for working capital, capital expenditures, Permitted Acquisitions, Investments permitted under Section 8.02, and other general corporate purposes, provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.
7.12 Additional Subsidiaries.
     (a) Within thirty (30) days after the acquisition or formation of any Subsidiary, notify the applicable Administrative Agent thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by EMS or any Subsidiary, and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto;
     (b) Within thirty (30) days after the acquisition or formation of any Domestic Subsidiary, cause such Person to (i) become a Domestic Guarantor by executing and delivering to the Domestic Administrative Agent a Domestic Joinder Agreement or such other documents as the Domestic Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Domestic Administrative Agent documents of the types referred to in Sections 5.01(f), (g), and (h) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Domestic Administrative Agent; and
     (c) Within thirty (30) days after the acquisition or formation of any Canadian Subsidiary, cause such Person to (i) become a Canadian Guarantor by executing and delivering to the Canadian Administrative Agent a Canadian Joinder Agreement or such other documents as the Canadian Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Canadian Administrative Agent documents of the types referred to in Sections 5.01(f), (g), and (h) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Canadian Administrative Agent.
7.13 ERISA Compliance.
     Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each U.S. Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law and maintain each Canadian Plan in compliance in all material respects with the applicable provisions of Canadian federal and provincial law, in each case except to the extent that the failure to maintain compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) cause each U.S. Plan that is qualified under Section 401(a) of the Code to maintain such qualification and cause each Canadian Pension Plan and Canadian Plan that is registered under the Canadian Tax Act to maintain such registration and (c) make all required contributions to (i) any U.S. Plan subject to Section 412 of the Code and (ii) all Canadian Plans and Canadian Pension Plans.
7.14 Pledged Assets.
     (a) Real and Personal Property.
     (i) With respect to each Domestic Loan Party, cause all of its owned and leased Material Real Property and all of its owned and leased personal Property other than Excluded Domestic Property to be subject at all times to first priority, perfected and, in the case of Material Real Property (whether leased or owned) other than Excluded Domestic Property, title insured Liens in favor of the Domestic Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Domestic Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Domestic Administrative Agent shall reasonably request, subject in any case to Permitted Liens and deliver such other documentation as the Domestic Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, notice filings with respect to intellectual property, real estate title insurance policies, surveys, if available, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Domestic Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(g) and (h), all in form, content and scope satisfactory to the Domestic Administrative Agent.
     (ii) With respect to each Canadian Loan Party (other than a Domestic Guarantor), cause all of its owned and leased Material Real Property and all of its owned and leased personal Property other than Excluded Canadian Property to be subject at all times to first priority, perfected and, in the case of Material Real Property (whether leased or owned) other than Excluded Canadian Property, title insured Liens in favor of the Canadian Administrative Agent to secure the Canadian Obligations pursuant to the terms and conditions of the Canadian Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Canadian Administrative Agent shall reasonably request, subject in any case to Permitted Liens and deliver such other documentation as the Canadian Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate PPSA financing statements, notice filings with respect to intellectual property, real estate title insurance policies, surveys, if available, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Canadian Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(g) and (h), all in form, content and scope satisfactory to the Canadian Administrative Agent.
     (b) Equity Interests.
     (i) With respect to each Domestic Loan Party, cause 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary (other than any Dormant Subsidiary) and 65% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (y) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (z) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) directly owned by such Domestic Loan Party in each Material Foreign Subsidiary of such Domestic Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Domestic Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Domestic Administrative Agent shall reasonably request; and
     (ii) With respect to each Canadian Loan Party (other than a Domestic Guarantor), cause 100% of the issued and outstanding Equity Interests of each Canadian Subsidiary, Domestic

Subsidiary and Material Foreign Subsidiary directly owned by such Canadian Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Canadian Administrative Agent to secure the Canadian Obligations pursuant to the terms and conditions of the Canadian Collateral Documents or such other security documents as the Canadian Administrative Agent shall reasonably request.
7.15 Further Assurances.
     Promptly upon request by an Administrative Agent, or any Canadian Lender through the Canadian Administrative Agent or Domestic Lender through the Domestic Administrative Agent, as applicable, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as such Administrative Agent, or such Lender through such Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

7.16 Post-Closing Deliverables.
     (a) Within ninety (90) days of the Closing Date, (i) pledge to the Domestic Administrative Agent the Equity Interests of each Material Foreign Subsidiary of a Domestic Loan Party listed on Schedule 7.16 required to be pledged to the Domestic Administrative Agent pursuant to Section 7.14, together with (A) stock certificates and undated stock powers executed in blank and (B) such other documentation required to be delivered by the terms of Section 7.14 with respect to such Equity Interests, all in form, content and scope satisfactory to the Domestic Administrative Agent and (ii) deliver to the Domestic Administrative Agent a certificate from a Responsible Officer of EMS in a form satisfactory to the Domestic Administrative Agent containing all information missing from Schedule 6.13 and Schedule 2(a) to the Domestic Pledge Agreement.
     (b) Within thirty (30) days of the Closing Date, deliver to the Domestic Administrative Agent a certificate from a Responsible Officer of EMS in form and substance satisfactory to the Domestic Administrative Agent identifying the insurance coverage of each Foreign Subsidiary that is not a Canadian Subsidiary, including information as to carrier, policy number, expiration date, type, amount and deductibles.
     (c) Within thirty (30) days of the Closing Date, merge each Dormant Subsidiary into a Domestic Loan Party or dissolve each Dormant Subsidiary in accordance with the terms of Section 8.04(f) and provide the Domestic Administrative Agent with satisfactory evidence of such merger or dissolution.
ARTICLE VIII
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:
8.01 Liens.
     Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed in any material respect, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03;
     (c) Liens (other than Liens imposed under ERISA) for taxes, assessments, government charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);
     (i) Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness; (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) of the Property being acquired on the date of acquisition; and (iii) such Liens attach to such property concurrently with or within ninety (90) days after the acquisition thereof;
     (j) leases or subleases granted to others not interfering in any material respect with the business of EMS or any of its Subsidiaries;
     (k) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;
     (l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;
     (m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
     (n) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
     (o) Liens of sellers of goods to EMS and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
     (p) the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein which do not materially reduce the value of the affected asset or materially interfere with the use of such asset;

     (q) the right reserved to or vested in any Government Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of such Person, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;
     (r) Liens given to a public utility or any Governmental Authority when required by such utility or other Governmental Authority in connection with the operation of business or the ownership of assets which do not materially reduce the value of the affected asset or materially interfere with the use of such asset;
     (s) deposits or earnest money up to an aggregate amount of $5,000,000 paid or made in connection with Investments permitted hereunder or Permitted Acquisitions; and
     (t) Liens securing Indebtedness permitted under Section 8.03(g).
8.02 Investments.
     Make any Investments, except:
     (a) Investments held by EMS or such Subsidiary in the form of Cash Equivalents;
     (b) Investments existing as of the Closing Date and set forth in Schedule 8.02;
     (c) Investments by any Domestic Loan Party in any other Domestic Loan Party;
     (d) Investments by any Canadian Loan Party (other than any Domestic Guarantor) in any other Loan Party;
     (e) Investments by any Subsidiary of EMS that is not a Loan Party in any other Subsidiary of EMS that is not a Loan Party;
     (f) Permitted Acquisitions;
     (g) Guarantees permitted by Section 8.03; and
     (h) other Investments not exceeding US$2,500,000 in the aggregate in any fiscal year of EMS.
8.03 Indebtedness.
     Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness of EMS and its Subsidiaries listed on Schedule 8.03;
     (c) intercompany Indebtedness permitted under Section 8.02;
     (d) obligations (contingent or otherwise) of any Borrower or any Subsidiary existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
     (e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by EMS or any of its Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of US$2,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;
     (f) other unsecured Indebtedness not to exceed US$5,000,000 in the aggregate at any one time outstanding; and
     (g) secured or unsecured Indebtedness of the Loan Parties assumed in connection with a Permitted Acquisition so long as such Indebtedness (i) was not incurred in anticipation of or in connection with the respective Permitted Acquisition and (ii) does not exceed $10,000,000 in the aggregate at any time outstanding.
8.04 Fundamental Changes.
     Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (a) EMS may merge or consolidate with any of its Domestic Subsidiaries provided that EMS shall be the continuing or surviving corporation, (b) any Domestic Loan Party other than EMS may merge or consolidate with any other Domestic Loan Party other than EMS, (c) any Canadian Loan Party other than the Canadian Borrower (or any Domestic Guarantor) may amalgamate with any other Canadian Loan Party other than the Canadian Borrower (or any Domestic Guarantor), (d) any Foreign Subsidiary that is not a Canadian Subsidiary may merge with any other Foreign Subsidiary that is not a Canadian Subsidiary, (e) any Foreign Subsidiary that is not a Canadian Subsidiary may be merged or consolidated with or into any Loan Party provided that such Loan Party shall be the continuing or surviving corporation and (f) pursuant to Section 7.16(c), any Dormant Subsidiary may be merged or consolidated with or into a Domestic Loan Party provided that such Domestic Loan Party shall be the continuing or surviving entity or such Dormant Subsidiary may be dissolved provided that any assets of such Dormant Subsidiary are transferred to a Domestic Loan Party prior to such dissolution.
8.05 Dispositions.
     Make any Disposition unless (i) at least 75% of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, and (iii) the aggregate fair market value of all of the assets sold or otherwise disposed of by EMS and its Subsidiaries in all such transactions in any fiscal year of EMS shall not exceed US$2,500,000.

8.06 Restricted Payments.
     Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that so long as no Default or Event of Default shall have occurred and be continuing at the time any action described below or would result therefrom:
     (a) each Subsidiary may make Restricted Payments to any Domestic Loan Party;
     (b) each Canadian Subsidiary may make Restricted Payments to any Canadian Loan Party;
     (c) each Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person; and
     (d) so long as no Default or Event of Default then exists or would result therefrom, cash payments made for the purpose of purchasing, redeeming, retiring or otherwise acquiring             shares of capital stock from employees of EMS or any Subsidiary which payments in the aggregate shall not exceed US$1,000,000 in any fiscal year of EMS.
8.07 Change in Nature of Business.
     Engage in any material line of business substantially different from those lines of business conducted by EMS and its Subsidiaries on the Closing Date or any business substantially related or incidental or complementary thereto.
8.08 Transactions with Affiliates.
     Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital from a Domestic Loan Party to another Domestic Loan Party, (b) transfers of cash and assets from a Domestic Loan Party to another Domestic Loan Party, (c) advances of working capital from a Canadian Loan Party (other than any Domestic Guarantor) to another Canadian Loan Party, (d) transfers of cash and assets from a Canadian Loan Party (other than any Domestic Guarantor) to another Canadian Loan Party, (e) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (f) intercompany transactions between a Domestic Loan Party and another Domestic Loan Party in the ordinary course of business, (g) intercompany transactions between a Canadian Loan Party (other than any Domestic Guarantor) and another Canadian Loan Party (other than any Domestic Guarantor) in the ordinary course of business, (h) normal and reasonable compensation and reimbursement of expenses of officers and directors and (i) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.
8.09 Burdensome Agreements.
     (a) Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts on the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(iv) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e) or (g); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (3) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.
     (b) Enter into, or permit to exist, any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of its property in favor of the applicable Administrative Agent (for the benefit of the applicable Lenders) for the purpose of securing the Obligations or the Canadian Obligations, as applicable, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such property is given as security for the Obligations or the Canadian Obligations, as applicable, except (1) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e) or (g); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (2) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.
8.10	Use of Proceeds.
     Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
8.11	Financial Covenants.
     (a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of EMS to be less than 1.5 to 1.0.
     (b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of EMS to be greater than (i) 3.5 to 1.0 as of any fiscal quarter ending on or before June 30, 2009, (ii) 3.0 to 1.0 as of the end of any fiscal quarter ending during the period from July 1, 2009 to and including December 31, 2010, and (iii) 2.5 to 1.0 as of the end of any fiscal quarter ending thereafter.
8.12	Prepayment of Other Indebtedness, Etc.
     (a) Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness in excess of the Threshold Amount of any Loan Party or any Subsidiary (other than Indebtedness arising under the Loan Documents).
     (b) Amend or modify any of the terms of any Indebtedness of any Borrower or any of its Subsidiaries (other than Indebtedness arising under the Loan Documents) if such amendment or modification would add or change any terms in a manner materially adverse to such Borrower or such Subsidiary, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.

8.13 Organization Documents; Fiscal Year; Legal Name, Jurisdiction of Formation and Form of Entity.
     (a) Amend, modify or change its Organization Documents in a manner adverse to the Lenders.
     (b) Change its fiscal year or its method of accounting (other than changes required by GAAP).
     (c) Without providing ten (10) days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
9.01	Events of Default.
     Any of the following shall constitute an Event of Default:
     (a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 7.01, 7.02, 7.03, 7.05(a), 7.07, 7.10, 7.11, 7.12, 7.14 or Article VIII; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) or above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of EMS or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or
     (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
     (h) Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a U.S. Pension Plan or U.S. Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Domestic Loan Party under Title IV of ERISA to the U.S. Pension Plan, U.S. Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, (ii) EMS or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a U.S. Multiemployer Plan in an aggregate amount in excess of the Threshold Amount, (iii) a Canadian Pension Event occurs with respect to a Canadian Pension Plan which has resulted or could reasonably be expected to result in liability of the Canadian Borrower or any Canadian Loan Party in an aggregate amount in excess of the Threshold Amount; or (iv) the Canadian Borrower or any Canadian Loan Party fails to pay when due, after the expiration of any applicable grace period, any payment with respect to its withdrawal liability from a Canadian Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
     (k) Change of Control. There occurs any Change of Control.
9.02	Remedies Upon Event of Default.
     (a) If any Event of Default occurs and is continuing, the Domestic Administrative Agent shall, at the request of, or may, with the consent of, the Required Domestic Lenders, take any or all of the following actions:
     (i) declare the commitment of each Lender with a Domestic Revolving Commitment to make Domestic Revolving Loans and any obligation of the Domestic L/C Issuer to make Domestic L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated; and
     (ii) require that EMS Cash Collateralize the Domestic L/C Obligations (in an amount equal to the then applicable Outstanding Amount thereof).
     (b) If any Event of Default occurs and is continuing, the Canadian Administrative Agent shall, at the request of, or may, with the consent of, the Required Canadian Lenders, take any or all of the following actions:
     (i) declare the commitment of each Canadian Lender with a Canadian Revolving Commitment to make Canadian Revolving Loans, any obligation of the Canadian L/C Issuer to make Canadian L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated; and
     (ii) require that the Canadian Borrower Cash Collateralize the Canadian L/C Obligations (in an amount equal to the then applicable Outstanding Amount thereof).
     (c) If any Event of Default occurs and is continuing, the applicable Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (i) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; and
     (ii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to a Borrower under any Debtor Relief Law, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C

Obligations as aforesaid shall automatically become effective, in each case without further act of any Administrative Agent or any Lender.
9.03	Application of Funds.
     After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied the following order:
     (a) any amounts received on account of the Obligations (other than the Canadian Obligations) shall be applied in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Domestic Administrative Agent and amounts payable under Article III) payable to the Domestic Administrative Agent, in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Domestic Letter of Credit Fees) payable to the Lenders and any L/C Issuer (including fees, charges and disbursements of counsel and amounts payable under Article III), ratably among the Lenders and any L/C Issuer in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Domestic Letter of Credit Fees and interest on the Loans, L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Lender or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.03(d), ratably among the Lenders (and in the case of such Swap Contracts, Affiliates of Lenders) and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to (i) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (ii) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.03(d), (iii) payments of amounts due under any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender and (iv) Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Domestic Letters of Credit, ratably among the Lenders (and in the case of Swap Contracts, Affiliates of Lenders) and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
     Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
     (b) any amounts received on account of the Canadian Obligations shall be applied in the following order:
     First, to payment of that portion of the Canadian Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Canadian Administrative Agent and amounts payable under Article III) payable to the Canadian Administrative Agent, in its capacity as such;
     Second, to payment of that portion of the Canadian Obligations constituting fees, indemnities and other amounts (other than principal, interest and Canadian Letter of Credit Fees) payable to the Lenders and the Canadian L/C Issuer (including fees, charges and disbursements of counsel and amounts payable under Article III), ratably among the Lenders and the Canadian L/C Issuer in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Canadian Obligations constituting accrued and unpaid Canadian Letter of Credit Fees and interest on the Canadian Revolving Loans, Canadian L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Canadian Loan Party (other than a Domestic Guarantor) and any Lender or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.03(d), ratably among the Lenders and the Canadian L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to (i) payment of that portion of the Canadian Obligations constituting unpaid principal of the Loans and Canadian L/C Borrowings, (ii) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract with respect to the Canadian Obligations between any Canadian Loan Party (other than a Domestic Guarantor) and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.03(d), and (iii) payments of amounts due under any Treasury Management Agreement with respect to any Canadian Obligations between any Canadian Loan Party (other than a Domestic Guarantor) and any Lender, or any Affiliate of any Lender and (d) Cash Collateralize that portion of the Canadian L/C Obligations comprised of the aggregate undrawn amount of Canadian Letters of Credit, ratably among the Canadian Lenders (and in the case of Swap Contracts, Affiliates of Canadian Lenders) and the Canadian L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of the Canadian Obligations have been indefeasibly paid in full, to the Canadian Borrower or as otherwise required by Law.
     Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Canadian Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Canadian Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Canadian Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Canadian Obligations, if any, in the order set forth above.
ARTICLE X
ADMINISTRATIVE AGENTS
10.01	Appointment and Authority.
     Each of the Lenders and the L/C Issuers hereby irrevocably appoints the Domestic Administrative Agent and the Canadian Administrative Agent, as applicable, to act on its behalf as Domestic Administrative Agent and Canadian Administrative Agent, as applicable, hereunder and under the other Loan Documents and authorizes the Domestic Administrative Agent and the Canadian Administrative Agent, as applicable, to take such actions on its behalf and to exercise such powers as are delegated to the Domestic Administrative Agent and the Canadian Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Domestic Administrative Agent, the Canadian Administrative Agent, the Lenders and the L/C Issuers, and neither EMS nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
10.02	Rights as a Lender.
     The Persons serving as Domestic Administrative Agent or Canadian Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Domestic Administrative Agent or the Canadian Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Domestic Administrative Agent or Canadian Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not Domestic Administrative Agent or Canadian Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.03	Exculpatory Provisions.
     Neither Administrative Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither Administrative Agent:
     (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the applicable Administrative Agent is required to exercise as directed in writing by the Required Domestic Lenders or the Required Canadian Lenders, as applicable (or such other number or percentage of the Domestic Lenders or the Canadian Lenders, as applicable, as shall be expressly provided for herein or in the other Loan Documents); provided that neither Administrative Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

     (c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as an Administrative Agent or any of their Affiliates in any capacity.
     Neither Administrative Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Domestic Lenders or the Required Canadian Lenders, as applicable (or such other number or percentage of the Domestic Lenders or Canadian Lenders, as applicable, as shall be necessary, or as the Domestic Administrative Agent or Canadian Administrative Agent, as applicable shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02), or (ii) in the absence of its own gross negligence or willful misconduct. Neither Administrative Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Administrative Agent by a Borrower, a Lender or an L/C Issuer.
     Neither Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Administrative Agent.
10.04	Reliance by Administrative Agent.
     Each Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable L/C Issuer, as applicable, the applicable Administrative Agent may presume that such condition is satisfactory to such Lender or the applicable L/C Issuer unless the applicable Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit, as applicable. Each Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.05	Delegation of Duties.
     Each Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Administrative Agent. Each Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Administrative Agent.
10.06	Resignation of Administrative Agents.
     Each Administrative Agent may at any time give notice of its resignation to the Lenders and the applicable Borrower. Upon receipt of any such notice of resignation, the requisite Lenders shall have the right, in consultation with the applicable Borrower, to appoint a successor, which, in the case of a successor Domestic Administrative Agent, shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States or, in the case of a successor Canadian Administrative Agent, shall be a bank with an office in Canada, or an Affiliate of any such bank with an office in Canada. If no such successor shall have been so appointed by the requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the applicable Lenders, appoint a successor Domestic Administrative Agent and/or Canadian Administrative Agent, as applicable, meeting the qualifications set forth above; provided that if the applicable Administrative Agent shall notify the applicable Borrower and the applicable Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall each be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the applicable Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Domestic Administrative Agent or Canadian Administrative Agent, as applicable, is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Administrative Agent shall instead be made by or to each applicable Lender directly, until such time as the requisite Lenders appoint a successor Domestic Administrative Agent and/or Canadian Administrative Agent, as applicable, as provided for above in this Section. Any successor to the Canadian Administrative Agent must not be a non-resident of Canada for purposes of the Canadian Tax Act. Upon the acceptance of a successor’s appointment as Domestic Administrative Agent and/or Canadian Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Domestic Administrative Agent and/or Canadian Administrative Agent, as applicable, and the retiring Domestic Administrative Agent and/or Canadian Administrative Agent shall be discharged from all of their duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Domestic Administrative Agent and/or Canadian Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After a retiring Domestic Administrative Agent or Canadian Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.04 shall continue in effect for the benefit of such retiring Domestic Administrative Agent and/or Canadian Administrative Agent, their sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Domestic Administrative Agent and/or Canadian Administrative Agent was acting as Domestic Administrative Agent or Canadian Administrative Agent, as applicable.
     Any resignation by Bank of America as Domestic Administrative Agent pursuant to this Section shall also constitute its resignation as Domestic L/C Issuer. Upon the acceptance of a successor’s appointment as Domestic Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring Domestic L/C Issuer, and (b) such retiring Domestic L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.

     Any resignation by Bank of America as Canadian Administrative Agent pursuant to this Section shall also constitute its resignation as Canadian L/C Issuer. Upon the acceptance of a successor’s appointment as Canadian Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring Canadian L/C Issuer, and (b) such retiring Canadian L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.
10.07 Non-Reliance on Administrative Agents and Other Lenders.
     Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Domestic Administrative Agent, the Canadian Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Domestic Administrative Agent, the Canadian Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.08 No Other Duties, Etc.
     Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Administrative Agent, a Lender or an L/C Issuer hereunder.
10.09 Administrative Agents May File Proofs of Claim.
     In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agents (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agents shall have made any demand on the applicable Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which an Administrative Agent is a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers, the Domestic Administrative Agent and the Canadian Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers, the Domestic Administrative Agent and the Canadian Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers, the Domestic Administrative Agent and the Canadian Administrative Agent under Sections 2.03(j) and (k), 2.09 and 11.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the applicable Administrative Agent and, in the event that the applicable Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers to pay to the applicable Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Administrative Agent and its agents and counsel, and any other amounts due such Administrative Agent under Sections 2.09 and 11.04.
     Nothing contained herein shall be deemed to authorize any Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the Canadian Obligations, as appropriate or the rights of any Lender or any L/C Issuer or to authorize any Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
10.10 Collateral and Guaranty Matters.
     The Lenders and the L/C Issuers irrevocably authorize the Domestic Administrative Agent and the Canadian Administrative Agent, each at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Domestic Administrative Agent under any Loan Document (i) upon termination of the Aggregate Domestic Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Domestic Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;
     (b) to release any Lien on any property granted to or held by the Canadian Administrative Agent under any Loan Document (i) upon termination of the Aggregate Canadian Revolving Commitments and payment in full of all Canadian Obligations (other than contingent indemnification obligations) and the expiration or termination of all Canadian Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;
     (c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
     (d) to subordinate any Lien on any property granted to or held by the Domestic Administrative Agent or the Canadian Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i).
     Upon request by the applicable Administrative Agent at any time, the Required Domestic Lenders or the Required Canadian Lenders, as applicable, will confirm in writing the applicable Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

ARTICLE XI
MISCELLANEOUS
11.01 Amendments, Etc.
     No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agents, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender directly affected thereby;
     (b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (c) reduce the principal of, or the rate of interest specified herein on, any Loan, L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate”, or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder; provided, further, that (C) only the consent of the Required Domestic Lenders shall be necessary to waive any obligation of EMS to pay interest on Domestic Letter of Credit Fees at the Default Rate or (D) only the consent of the Required Canadian Lenders shall be necessary to waive any obligation of the Canadian Borrower to pay Canadian Letter of Credit Fees at the Default Rate.
     (d) change Section 2.12 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;
     (e) amend Section 1.05 or the definition of “Alternative Currency” without the written consent of each Lender directly affected thereby;
     (f) (i) change any provision of this Section or the definition of “Required Lenders”, (ii) change the definition of “Required Domestic Lenders” or “Required Canadian Lenders” without the written consent of each Lender directly affected thereby or (iii) change any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby;
     (g) except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;

     (h) release any Borrower or, except in connection with a transaction permitted under Section 8.04 or Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the effected L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Domestic Administrative Agent, in addition to the Lenders required above, affect the rights or duties of the Domestic Administrative Agent under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Canadian Administrative Agent, in addition to the Lenders required above, affect the rights or duties of the Canadian Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Domestic Revolving Commitment or the Canadian Revolving Commitment of such Lender may not be increased or extended without the consent of such Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
11.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to EMS or any other Loan Party, an Administrative Agent, or an L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the applicable Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to

Article II if such Lender or such L/C Issuer, as applicable, has notified the applicable Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The applicable Administrative Agent or EMS may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     Unless the applicable Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, any L/C Issuer, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, or any Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses result from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, any L/C Issuer, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Any Borrower, any Administrative Agent or any L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the applicable Borrower, the applicable Administrative Agent or the applicable L/C Issuer. In addition, each Lender agrees to notify the applicable Administrative Agent from time to time to ensure that such Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (e) Reliance by Administrative Agents, L/C Issuers and Lenders. Each Administrative Agent, each L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Borrower. All telephonic notices to and other telephonic communications with each Administrative Agent may be recorded by such Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03 No Waiver; Cumulative Remedies; Enforcement.
     No failure by any Lender, any L/C Issuer or any Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
11.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agents and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agents), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by an L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Administrative Agent, any Lender or any L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for any Administrative Agent, any Lender or any L/C Issuer), and shall pay all reasonable fees and time charges for attorneys who may be employees of any Administrative Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Borrowers shall not be required to reimburse the fees and expenses of outside counsel to any Lender unless in the written opinion of outside counsel to such Lender reasonably acceptable to the Borrowers, (a) the representation by outside counsel to the Administrative Agents would be inappropriate due to the existence of an actual conflict between either Administrative Agent and such Lender, in which case the Borrowers shall be required to reimburse the fees and expenses of one outside counsel to all the Lenders and (b) the representation by one outside counsel to all the Lenders would be inappropriate due to the existence of an actual conflict between such Lender and another Lender, in which case the Borrowers shall be required to reimburse the fees and expenses of one outside counsel to such Lender.
     (b) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Administrative Agent (and any sub-agent thereof), each Lender, each L/C Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), other than Taxes, and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by EMS or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan

Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Domestic Administrative Agent (and any sub-agent thereof) and its Related Parties only, the Canadian Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents and/or the syndication of the facilities contemplated by this Agreement (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by EMS or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by EMS or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if EMS or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to any Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the applicable Administrative Agent (or any such sub-agent), the applicable L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Administrative Agent (or any sub-agent thereof), or the applicable L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the applicable Administrative Agent (or any sub-agent thereof), or the applicable L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; except to the extent that such special, indirect, consequential or punitive damages (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by EMS or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if EMS or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
     (f) Survival. The agreements in this Section 11.04 shall survive the resignation of the Domestic Administrative Agent, the Canadian Administrative Agent, and any L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05 Payments Set Aside.
     To the extent that any payment by or on behalf of any Loan Party is made to any Administrative Agent, any L/C Issuer or any Lender, or any Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the applicable Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Administrative Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     11.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that neither EMS nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the applicable Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Domestic Administrative Agent, the Canadian Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Domestic Revolving Commitment, Canadian Revolving Commitment and the Loans (including for purposes of this subsection (b), participations in L/C

Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)	Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Domestic Revolving Commitment or Canadian Revolving Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Domestic Revolving Commitment or the Canadian Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Domestic Revolving Commitment or the Canadian Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the applicable Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than US$5,000,000, in the case of an assignment of Domestic Revolving Loans, and CAN$5,000,000, in the case of an assignment of Canadian Revolving Loans, unless the respective Administrative Agent and, so long as no Event of Default has occurred and is continuing, EMS otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
       (ii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of EMS (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (B) the consent of the Domestic Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of Domestic Revolving Commitments if such assignment is to a Person that is not a Lender with a Domestic Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
     (C) the consent of the Canadian Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Canadian Revolving Commitments if such assignment is to a Person that is not a Lender with a Canadian Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
     (D) the consent of the Domestic L/C Issuer or the Canadian L/C Issuer shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Domestic Letters of Credit or Canadian Letters of Credit, respectively (whether or not such Letters of Credit are then outstanding).
     (iii) Assignment and Assumption. The parties to each assignment shall execute and deliver to the applicable Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of US$3,500; provided, however, that the applicable Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the applicable Administrative Agent an Administrative Questionnaire.
     (iv) No Assignment to Borrowers. No such assignment shall be made to either of the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.
     (v) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     (vi) Canadian Revolving Commitment: No such assignment of the Canadian Revolving Commitments shall be made to a Person unable to fulfill all obligations of a Canadian Lender under the terms of this Agreement (including, but not limited to, the obligation to make Canadian Loans in Canadian Dollars) in accordance with the requirements of the Bank Act (Canada).
     Subject to acceptance and recording thereof by the applicable Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).
     (c) Register. The applicable Administrative Agent, acting solely for this purpose as an agent of the applicable Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each such Lender pursuant to the terms hereof from time to time (each, a “Register”). The entries in each Register shall be conclusive, and the Borrowers, the Administrative Agents and the Lenders may treat each Person whose name is recorded in such Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Each Register shall be available for inspection by each of the Borrowers and the L/C Issuers at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the applicable Borrower or the applicable Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a

“Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Domestic Revolving Commitment, the Canadian Revolving Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the applicable Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, EMS agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the applicable Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Resignation after Assignment. Notwithstanding anything to the contrary contained herein, if at any time (1) Bank of America assigns all of its Domestic Revolving Commitments and Domestic Revolving Loans pursuant to subsection (b) above, Bank of America may upon 30 days’ notice to EMS and the Domestic Lenders, resign as Domestic L/C Issuer, and (2) Bank of America, acting through its Canada branch assigns all of its Canadian Revolving Commitments and Canadian Revolving Loans pursuant to subsection (b) above, Bank of America, acting through its Canada branch may upon 30 days’ notice to the Canadian Borrower and the Canadian Lenders, resign as Canadian L/C Issuer. In the event of any such resignation as Domestic L/C Issuer or Canadian L/C Issuer, the applicable Borrower shall be entitled to appoint from among the Lenders a successor Domestic L/C Issuer or Canadian L/C Issuer hereunder, as applicable; provided, however, that no failure by a Borrower to appoint any such successor shall affect the resignation of Bank of America or Bank of America, acting through its Canada branch, as applicable, as Domestic L/C Issuer or Canadian L/C Issuer. If Bank of America or Bank of America, acting through its Canada branch, as applicable, resigns as Domestic L/C Issuer or Canadian L/C Issuer, it shall retain all the rights, powers, privileges and duties of Domestic L/C Issuer or Canadian L/C Issuer, as applicable, hereunder with respect to all Domestic Letters of Credit or Canadian Letters of Credit outstanding as of the effective date of its resignation as Domestic L/C Issuer or Canadian L/C Issuer and all Domestic L/C Obligations or Canadian L/C Obligations, as applicable, with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such Lender to effectively assume the obligations of such Lender with respect to such Letters of Credit.
11.07 Treatment of Certain Information; Confidentiality.
     Each Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledge referred to in Section 11.06(f) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of EMS or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to either Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.
     For purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary relating to any Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to either Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agents, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning EMS or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities laws.

11.08 Right of Setoff.
     If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agents, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the applicable Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the applicable Borrower and the applicable Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.09 Interest Rate Limitation.
     Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Domestic Administrative Agent, the Canadian Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Domestic Administrative Agent, the Canadian Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10 Counterparts; Integration; Effectiveness.
     This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Domestic Administrative Agent and the Canadian Administrative Agent and when the Domestic Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties.
     All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Administrative Agent and each Lender, regardless of any investigation made by any Administrative Agent or any Lender or on their behalf and notwithstanding that any Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.12 Severability.
     If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.13 Replacement of Lenders.
     If (a) any Lender requests compensation under Section 3.04, (b) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Sections 3.01, 3.02 or 3.04, (c) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (d) any Lender is a Defaulting Lender, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the applicable Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (i) the applicable Administrative Agent shall have received the assignment fee specified in Section 11.06(b);
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);
     (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 or 3.02, such assignment will result in a reduction in such compensation or payments thereafter;
     (iv) such assignment does not conflict with applicable Laws; and

     (v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply.
11.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     (b) SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY ADMINISTRATIVE AGENT, ANY LENDER, OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST EMS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15 Waiver of Jury Trial.
     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.16 No Advisory or Fiduciary Responsibility.
     In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agents and BAS, are arm’s-length commercial transactions between the Borrower and their Affiliates, on the one hand, and the Administrative Agents and BAS, on the other hand, (B) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent each Borrower has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Administrative Agent and BAS each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for each Borrower or any of Affiliates or any other Person and (B) neither any Administrative Agent nor BAS has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agents and BAS and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Borrower and its Affiliates, and neither any Administrative Agent nor BAS has any obligation to disclose any of such interests to either Borrower or any of the Borrowers’ Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases, any claims that it may have against any Administrative Agent or BAS with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.17 USA PATRIOT Act Notice.
     Each Lender that is subject to the Act (as hereinafter defined), the Domestic Administrative Agent (for itself and not on behalf of any Lender) and the Canadian Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA

Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender, such Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the applicable Administrative Agent or any Domestic Lender or any Canadian Lender, as applicable, provide all documentation and other information that such Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
11.18 Entire Agreement.
     THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:	EMS TECHNOLOGIES, INC.,
a Georgia corporation, as a Borrower and, with
respect to the Canadian Obligations, as a Guarantor

By:
Name:
Title:

EMS TECHNOLOGIES CANADA, LTD.,
a Canadian federal corporation, as a Borrower

By:

Name:
Title:

DOMESTIC GUARANTORS:	LXE INC.,
a Georgia corporation

By:

Name:
Title:

CANADIAN GUARANTORS:	990834 ONTARIO INC.,
an Ontario corporation

By:

Name:
Title:

DOMESTIC
ADMINISTRATIVE AGENT:	BANK OF AMERICA,
NATIONAL ASSOCIATION,
as Domestic Administrative Agent

By:

Name:
Title:

CANADIAN
ADMINISTRATIVE AGENT:	BANK OF AMERICA,
NATIONAL ASSOCIATION,
acting through its Canada branch,
as Canadian Administrative Agent

By:

Name:
Title:

DOMESTIC LENDERS:	BANK OF AMERICA,
NATIONAL ASSOCIATION,
as a Lender and Domestic L/C Issuer

By:

Name:
Title:

SUNTRUST BANK,
as a Lender,

By:

Name:
Title:

WACHOVIA BANK, N.A.,
as a Lender,

By:

Name:
Title:

CANADIAN LENDERS:	BANK OF AMERICA,
NATIONAL ASSOCIATION,
acting through its Canada branch,
as a Lender and Canadian L/C Issuer

By:

Name:
Title:

SUNTRUST BANK,
as a Lender,

By:

Name:
Title:

WACHOVIA BANK, N.A.,
as a Lender,

By:

Name:
Title: